Exhibit 10.VIII

AGREEMENT AND PLAN OF MERGER

by and between

PROGRESSIVE STATE BANK

and

NEW CENTURY BANK SOUTH

and

NEW CENTURY BANCORP, INC.

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of the 2nd day of February, 2006 by and between PROGRESSIVE STATE BANK, a North Carolina banking corporation (“PSB”), NEW CENTURY BANK SOUTH, a North Carolina banking corporation (the “Bank”) and NEW CENTURY BANCORP, INC., a North Carolina corporation and registered bank holding company (“Bancorp”);

W I T N E S S E T H:

WHEREAS, the parties hereto have agreed that it is in their mutual best interests and in the best interests of their respective shareholders for PSB to be merged with and into the Bank pursuant to a plan of merger (the “Plan of Merger”) in the form attached hereto as Schedule A, with the effect that each of the outstanding shares of PSB’s common stock will be converted into cash in the manner set forth herein, and the parties desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the Merger (as hereinafter defined) and transactions contemplated hereby.

NOW, THEREFORE, in consideration of the premises, the mutual benefits to be derived from this Agreement, and of the representations, warranties, conditions, covenants and promises herein contained, and subject to the terms and conditions hereof, the parties hereto mutually agree as follows:

ARTICLE I. THE MERGER

1.1 Merger. Subject to the provisions of this Agreement and the Plan of Merger, as of the Effective Time (as defined in Section 1.9 hereof), PSB shall be merged with and into the Bank pursuant to Section 53-12 of the North Carolina General Statutes (the “Merger”), the separate corporate existence of PSB shall cease and the corporate existence of the Bank, as the surviving corporation in the Merger, shall continue under the laws of the State of North Carolina. The Bank, as the surviving corporation in the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

1.2 Effect of the Merger. At the Effective Time and by reason of the Merger, and in accordance with applicable law, all of the property, assets and rights of every kind and character of PSB including, without limitation, all real, personal or mixed property, all debts due on whatever account, all other choses in action and every other interest of or belonging to or due to PSB, whether tangible or intangible, shall vest in the Surviving Corporation, and the Surviving

Corporation shall succeed to all the rights, privileges, immunities, powers, purposes and franchises of a public or private nature of PSB, all without any conveyance, assignment or further act or deed; and the Surviving Corporation shall become responsible for all of the liabilities, duties and obligations of every kind, nature and description of PSB as of the Effective Time.

1.3 Articles of Incorporation, Bylaws and Management. The Articles of Incorporation and bylaws of the Bank in effect at the Effective Time shall be the Articles of Incorporation and bylaws of the Surviving Corporation until thereafter amended in accordance with applicable laws. The officers and directors of the Bank at the Effective Time shall continue to hold such offices and positions of the Surviving Corporation until removed as provided by law or until the election or appointment of their respective successors.

1.4 Conversion of Shares and Merger Consideration.

(a) Bancorp and Bank Stock. Each share of common stock of Bancorp, par value $1.00 per share (“Bancorp Stock”), and of the Bank, par value $5.00 per share, issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding and shall not be affected by the Merger.

(b) PSB Stock. Except as otherwise provided herein, at the Effective Time, all rights of PSB’s shareholders with respect to all then outstanding shares of the common stock of PSB, $1.00 par value per share (“PSB Stock”), shall cease to exist, and the holders of shares of PSB Stock shall cease to be and shall have no further rights as shareholders of PSB. At the Effective Time, each such outstanding share of PSB Stock (except for shares held, other than in a fiduciary capacity or as a result of debts previously contracted, by PSB, the Bank or Bancorp, which shall be canceled in the Merger, and for Dissenting Shares (as defined in Section 1.7)) shall be converted, without any action on the part of the holder of such shares, into the right to receive the Per Share Cash Consideration (as defined in Section 1.4(d)) in accordance with this Article I. Following the Effective Time, certificates representing shares of PSB Stock outstanding at the Effective Time shall evidence only the right to receive the Per Share Cash Consideration. No share of PSB Stock, other than Dissenting Shares (as defined in Section 1.7), shall be deemed to be outstanding or have any rights other than those set forth in this Section 1.4 after the Effective Time.

(c) Treatment of PSB Options. At the Effective Time, each unexpired and unexercised outstanding option, whether or not then vested or exercisable in accordance with its terms, to purchase shares of PSB Stock (the “PSB Options”) previously granted by PSB pursuant to a written stock option agreement (each a “PSB Option Agreement”) shall be cancelled and converted, without any action on the part of the holder of such PSB Option, into the right to receive via certified check from Bancorp within 10 days following the Effective Time the Per Share Cash Consideration (as defined in Section 1.4(d)) minus the exercise price per share for each PSB Option held as evidenced in the PSB Option Agreement governing such PSB Option. Following the Effective Time, PSB Option Agreements representing PSB Options shall evidence only the right to receive the Per Share Cash Consideration minus the exercise price per share of the PSB Options. No PSB Option shall be deemed to be outstanding or have any rights other than those set forth in this Section 1.4 after the Effective Time.

(d) Per Share Cash Consideration. For purposes of this Agreement, the “Per Share Cash Consideration” shall be $21.30, subject to appropriate adjustment in the event of a stock split, stock dividend, or other change in capitalization effecting PSB Stock.

1.5 Closing Payment. Prior to the Effective Time, Bancorp or the Bank shall deposit, or shall cause to be deposited, with Registrar and Transfer Company, Cranford, New Jersey, transfer agent of Bancorp Stock (the “Exchange Agent”), for the benefit of each holder of PSB Stock for exchange in accordance with this Article I the aggregate amount of cash to be delivered to holders of PSB Stock as cash consideration to be paid pursuant to this Article I for outstanding shares of PSB Stock (such cash referred to as the “Exchange Fund”). Immediately after the Effective Time, the Exchange Agent shall, pursuant to irrevocable instructions in accordance with this Article I, deliver cash contemplated to be paid with respect to PSB Stock out of the Exchange Fund to each shareholder of PSB Stock who has surrendered in accordance with the provisions of Section 1.6 below one or more certificates representing shares of PSB Stock. The Exchange Fund shall not be used for any other purpose. The Exchange Agent shall invest all cash included in the Exchange Fund, as directed by Bancorp, on a daily basis. Any interest and other income resulting from such investments shall be paid to Bancorp.

1.6 Exchange of Shares.

(a) Exchange Procedures. Prior to the Effective Time, Bancorp or the Bank shall cause the Exchange Agent to mail to the shareholders of PSB of record as of the date of such mailing, transmittal materials and other appropriate written instructions (collectively, a “Transmittal Letter”) (which shall specify that delivery shall be effected, and risk of loss and title to the certificate representing shares of PSB Stock prior to such Effective Time shall pass, only upon proper delivery of such certificates to the Exchange Agent and which shall be in such form and have such other provisions as Bancorp may reasonably specify). At the Effective Time and upon the proper surrender of certificate(s) representing shares of PSB Stock to the Exchange Agent, together with a properly completed and duly executed Transmittal Letter, the holder of such certificate(s) shall receive, in exchange therefor, the Per Share Cash Consideration subject to any required withholding of applicable taxes. Notwithstanding anything else herein contained, neither Bancorp, the Bank nor the Exchange Agent shall be obligated to deliver any of such payments in cash unless and until such holder has surrendered the certificate(s) representing such holder’s PSB Stock. The certificate(s) so surrendered shall be duly endorsed as the Exchange Agent may require and shall be held in escrow by the Exchange Agent pending the Effective Time. If there is a transfer of ownership of any shares of PSB Stock not registered in the transfer records of PSB, the appropriate cash consideration shall be paid to the transferee thereof if the certificates representing such PSB Stock are presented to the Exchange Agent, accompanied by all documents required, in the reasonable judgment of Bancorp, the Bank and the Exchange Agent, to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Any portion of the Exchange Fund which remains undistributed to the holders of certificates representing PSB Stock for six months after the Effective Time shall be delivered to Bancorp, upon demand, and any shareholders of PSB who have not previously complied with the provisions of this Article I shall thereafter look only to Bancorp for payment of their claim for cash. Any portion of the Exchange Fund remaining unclaimed by holders of PSB Stock five years after the Effective Time (or such earlier date immediately prior to such time as such portion would otherwise escheat to or become property of any government entity)

shall, to the extent permitted by applicable law, become the property of Bancorp free and clear of any claims or interest of any person previously entitled therein. Any other provision of this Agreement notwithstanding, neither Bancorp, the Bank nor the Exchange Agent shall be liable to any holder of shares of PSB Stock for any amounts paid or properly delivered in good faith to a public official pursuant to any applicable abandoned property law.

(b) Lost Certificates. Any shareholder of PSB whose certificate representing shares of PSB Stock has been lost, destroyed, stolen or otherwise is missing shall be entitled to receive any cash to which he, she or it is entitled in accordance with and upon compliance with conditions reasonably imposed by the Exchange Agent or Bancorp (including, without limitation, a requirement that the shareholder provide a lost instruments indemnity bond in form, substance and amount reasonably satisfactory to the Exchange Agent and Bancorp).

(c) Rights of Former PSB Shareholders. At the Effective Time, the stock transfer books of PSB shall be closed as to holders of PSB Stock immediately prior to the Effective Time and no transfer of PSB Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 1.6(a) of this Agreement, each certificate theretofore representing shares of PSB Stock (other than shares to be canceled pursuant to Section 1.4(b) of this Agreement and Dissenting Shares) shall from and after the Effective Time represent for all purposes only the right to receive the appropriate cash consideration. If, after the Effective Time, certificates representing PSB Stock are presented to PSB, Bancorp, the Bank or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article I.

1.7 Dissenting Shares. Notwithstanding any other provision of this Agreement to the contrary, shares of PSB Stock that are outstanding immediately prior to the Effective Time and that are held by shareholders who shall have not voted in favor of the Merger or consented thereto in writing and who properly shall have demanded appraisal for such shares in accordance with N.C. Gen. Stat. § 55-13-01 et seq. (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the appropriate cash consideration. Such shareholders instead shall be entitled to receive payment of the appraised value of such shares held by them in accordance with the provisions of N.C. Gen. Stat. § 55-13-01 et seq. except that all Dissenting Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost their rights to appraisal of such shares under N.C. Gen. Stat. § 55-13-01 et seq. shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the appropriate cash consideration upon surrender in the manner provided in Section 1.6 of the certificate or certificates that, immediately prior to the Effective Time, evidenced such shares. PSB shall give Bancorp (i) prompt notice of any written demand for appraisal of any shares of PSB Stock, attempted withdrawals of such demands for appraisal or any other instruments served pursuant to N.C. Gen. Stat. § 55-13-01 et seq. and received by PSB relating to shareholders’ rights of appraisal, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands under N.C. Gen. Stat. § 55-13-01 et seq. consistent with the obligations of PSB thereunder. PSB shall not, except with the prior written consent of Bancorp, (x) make any payment with respect to such demand, (y) offer to settle or settle any demand for appraisal, or (z) waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights in accordance with N.C. Gen. Stat. § 55-13-01 et seq.

1.8 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Bancorp in Dunn, North Carolina, or at such other place as Bancorp shall designate, on a date mutually agreeable to PSB and Bancorp (the “Closing Date”) after the expiration of any and all required waiting periods following the effective date of all required approvals of the Merger by the Federal Deposit Insurance Corporation (“FDIC”), the North Carolina Commissioner of Banks (the “Commissioner”) and any other governmental or regulatory authorities (as soon as practicable, but in no event to be more than 90 days following the expiration of all such required waiting periods). At the Closing, Bancorp and PSB shall take such actions (including, without limitation, the delivery of certain closing documents and the execution of Articles of Merger under North Carolina law) as are required herein and as otherwise shall be required by law to consummate the Merger and cause it to become effective.

1.9 Effective Time. Subject to satisfaction or waiver of all conditions precedent set forth in this Agreement, the Merger shall become effective on the date and at the time (the “Effective Time”) on which Articles of Merger and the other provisions required by, and executed in accordance with applicable North Carolina shall have been accepted for filing by the Secretary of State of the State of North Carolina (or such later time as may be specified in the Articles of Merger); provided, however, that unless otherwise mutually agreed upon by the parties hereto, the Effective Time shall in no event be more than ten days following the Closing Date.

1.10 Further Assurances. If at any time after the Effective Time, Bancorp or the Bank shall consider or be advised that any further deeds, assignments or assurances in law or any other actions are necessary, desirable or proper to vest, perfect or confirm of record or otherwise, in the Surviving Corporation, the title to any property or rights of PSB acquired or to be acquired by reason of, or as a result of, the Merger, PSB, and its officers and directors shall execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights in Bancorp or the Bank, as applicable and otherwise to carry out the purpose of this Agreement, and that the officers and directors of Bancorp or the Bank, as applicable, are fully authorized and directed in the name of PSB or otherwise to take any and all such actions.

ARTICLE II. REPRESENTATIONS AND WARRANTIES OF PSB

Except as otherwise specifically provided herein or as “Previously Disclosed” to Bancorp, PSB hereby makes the following representations and warranties to Bancorp. (“Previously Disclosed” shall mean, as to PSB, the disclosure of information in a letter delivered by PSB to Bancorp specifically referring to this Agreement and arranged in sections corresponding to the sections, subsections and items of this Agreement applicable thereto, and which letter has been delivered prior to the execution of this Agreement. Information shall be deemed Previously Disclosed for the purpose of a given section, subsection or item of this Agreement only to the extent that a specific reference thereto is made in connection with disclosure of such information at the time of such delivery.)

2.1 Corporate Organization, Capacity and Authority.

(a) Organization. PSB is a banking corporation duly organized and incorporated and validly existing under the laws of the State of North Carolina with its deposits insured up to applicable limits by the FDIC. Other than Progressive Financial Services, Ltd., PSB has no direct or indirect subsidiaries.

(b) Power and Authority. PSB has all requisite power and authority (corporate and other) to own, lease and operate its properties and to carry on its business as it is now being conducted, is duly qualified to do business and is in good standing in each other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification necessary, except where failure to so qualify would not have a Material Adverse Effect (as defined herein) on PSB, and, to the best knowledge and belief of the management of PSB, is not transacting business or operating any properties owned or leased by it in violation of any provision of federal, state or local law or any rule or regulation promulgated thereunder, which violation would have a Material Adverse Effect on PSB. For purposes of this Article II, “Material Adverse Effect” shall mean any event or change that (i) is material and adverse to the financial position, results of operations or business of PSB, or (ii) would materially impair the ability of PSB to perform its obligations under this Agreement or otherwise materially impede the consummation of the Merger; provided, however, that “Material Adverse Effect” shall not be deemed to include the impact of (A) changes in banking and similar laws of general applicability or interpretations thereof by any applicable governmental authority, (B) changes in generally accepted accounting principles (“GAAP”) or regulatory accounting requirements applicable to banks and their holding companies generally, (C) changes in general economic conditions, including interest rates, affecting banks and their holding companies generally, (D) any modifications or changes to valuation policies and practices, or expenses incurred, in connection with the Merger or restructuring charges taken in connection with the Merger, in each case in accordance with GAAP, and (E) the effects of any action or omission taken with the prior consent of Bancorp or as otherwise contemplated by the Agreement.

(c) Constituent Documents. PSB has previously delivered to Bancorp true, accurate and complete copies of the currently effective charter and bylaws or equivalent organizational documents of PSB and Progressive Financial Services, Ltd., including all amendments and proposed amendments thereto.

2.2 Capital Stock. The authorized capital stock of PSB consists of 1,600,000 shares of common stock, $1.00 par value per share, of which 767,317 shares are issued and outstanding as of the date hereof. Other than the PSB Stock, PSB has no outstanding class of capital stock. Each outstanding share of PSB Stock has been duly authorized and validly issued, is fully paid and nonassessable except to the extent set forth in N.C. Gen. Stat. § 53-42, has been issued in compliance with applicable federal and state securities laws and has not been issued in violation of the preemptive rights of any shareholder.

2.3 Principal Shareholders. Except as “Previously Disclosed,” there are no persons or entities known to PSB that own beneficially, directly or indirectly, more than 5% of the outstanding shares of PSB Stock.

2.4 Convertible Securities, Options, Etc. Except as Previously Disclosed, PSB does not have any outstanding (i) securities or other obligations (including debentures or other debt instruments) which are convertible into shares of PSB Stock or any other securities of PSB, (ii) options, warrants, rights, calls or other commitments of any nature which entitle any person to receive or acquire any shares of PSB Stock or any other securities of PSB, or (iii) plan, agreement or other arrangement pursuant to which shares of PSB Stock or any other securities of PSB or options, warrants, rights, calls or other commitments of any nature pertaining thereto, have been or may be issued.

2.5 Authorization and Validity of Agreement. This Agreement has been duly and validly approved by PSB’s board of directors. Subject only to approval of the Plan of Merger by the shareholders of PSB, (i) PSB has the corporate power and authority to execute and deliver this Agreement and to perform its obligations and agreements and carry out the transactions described herein, (ii) all corporate proceedings and approvals required to be taken to authorize PSB to enter into this Agreement and to perform its obligations and agreements and to carry out the transactions described herein have been duly and properly taken, and (iii) this Agreement constitutes the valid and binding agreement of PSB enforceable in accordance with its terms (except to the extent enforceability may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect which affect creditors’ rights generally, (B) legal and equitable limitations on the availability of injunctive relief, specific performance and other equitable remedies, and (C) general principles of equity and applicable laws or court decisions limiting the enforceability of indemnification provisions).

2.6 Validity of Transactions; Absence of Required Consents or Waivers. Provided the required approvals of PSB’s shareholders and of governmental or regulatory authorities are obtained, neither the execution and delivery of this Agreement, nor the consummation of the transactions described herein, nor compliance by PSB with any of its obligations or agreements contained herein, will: (i) conflict with or result in a breach of the terms and conditions of, or constitute a default or violation under any provision of, the Articles of Incorporation or bylaws or the equivalent organizational documents of PSB, or any material contract, agreement, lease, mortgage, note, bond, indenture, license, or obligation or understanding (oral or written) to which PSB is bound or by which it or its business, capital stock or any of its properties or assets may be affected; (ii) result in the creation or imposition of any lien, claim, interest, charge, restriction or encumbrance upon any of the properties or assets of PSB; (iii) to the best knowledge of management of PSB, violate any applicable federal or state statute, law, rule or regulation, or any judgment, order, writ, injunction or decree of any court, administrative or regulatory agency or governmental body; (iv) result in the acceleration of any obligation or indebtedness of PSB; or (v) interfere with or otherwise adversely affect the ability of PSB to carry on its business as presently conducted, or interfere with or otherwise adversely affect the ability of Bancorp and the Bank to carry on such business after the Effective Time. No consents, approvals or waivers are required to be obtained from any person or entity in connection with PSB’s execution and delivery of this Agreement, or the performance of its obligations or agreements or the consummation of the transactions described herein, except for required approvals of PSB’s shareholders as described in Section 7.1(a) below and of governmental or regulatory authorities as described in Section 7.1(b) below and approvals previously obtained.

2.7 Books and Records. The books of account of PSB have been maintained in material compliance with all applicable legal and accounting requirements and in accordance with good business practices, and such books of account are complete and reflect accurately in all material respects PSB’s items of income and expense and all of its assets, liabilities and shareholders’ equity. The minute books of PSB accurately reflect in all material respects the corporate actions which its shareholders and board of directors, and all committees thereof, have taken during the time periods covered by such minute books. All such minute books have been or will be made available to Bancorp and its representatives.

2.8 Regulatory Reports. Since its date of incorporation, PSB has filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed with (i) the FDIC, (ii) the Commissioner, and (iii) any other governmental or regulatory authorities having jurisdiction over PSB except to the extent that failure to file such reports, registrations and statements would not have a Material Adverse Effect on PSB. All such reports, registrations and statements filed by PSB with the FDIC, the Commissioner or other such regulatory authority are collectively referred to herein as the “PSB Reports.” As of their respective dates and to the best knowledge of management of PSB, the PSB Reports complied in all material respects with all the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and PSB has not been notified that any such PSB Reports were deficient as to form or content. Following the date of this Agreement, PSB shall deliver to Bancorp, simultaneous with the filing thereof, a copy of each report, registration, statement or other regulatory filing made thereafter by PSB, with the FDIC, the Commissioner or any other such regulatory authority.

2.9 Shareholder Communications and FDIC Filings; Financial Statements.

(a) Shareholder Communications and FDIC Filings. PSB has made available to Bancorp true, accurate and complete copies of all communications by PSB to its shareholders generally since December 31, 2002 (collectively, the “PSB Shareholder Reports”). The PSB Shareholder Reports did not as of their respective dates contain any untrue statement of a material fact or omit to state a material fact required to be stated in such PSB Shareholder Reports or necessary in order to make the statements in such PSB Shareholder Reports, in light of the circumstances under which they were made, not misleading.

(b) Financial Statements. PSB has made available to Bancorp the following financial statements (collectively, the “PSB Financial Statements”): (i) its balance sheets as of September 30, 2005 and 2004 and December 31, 2004 and 2003 and its statements of operations for the three and nine month periods ended September 30, 2005 and for the years ended December 31, 2004, 2003 and 2002, together with notes thereto. Following the date of this Agreement, PSB promptly will deliver to Bancorp all other annual or interim financial statements prepared by or for PSB. The PSB Financial Statements (including any related notes and schedules thereto) are in accordance with PSB’s books and records and present fairly PSB’s financial condition, assets and liabilities and results of operations as of the dates indicated and for the periods specified therein subject, in the case of unaudited interim financial statements, to normal year-end adjustments and any other adjustments described therein, which adjustments will not be material in amount or effect.

2.10 Tax Returns and Other Tax Matters. To the best knowledge of management of PSB, (i) PSB has timely filed or caused to be filed, or obtained proper extensions of time for filing, all federal, state and local income tax returns and reports which are required by law to have been filed, and all such returns and reports were true, correct and complete in all material respects and contained all material information required to be contained therein; (ii) all federal, state and local income, profits, franchise, sales, use, occupation, property, excise, withholding, employment and other taxes (including interest and penalties), charges and assessments which have become due from or been assessed or levied against PSB, or its respective properties have been fully paid or, if not yet due, a reserve or accrual which is reasonably believed by the management of PSB to be adequate in all material respects for the payment of all such taxes to be paid and the obligation for such unpaid taxes is reflected on the PSB Financial Statements; (iii) tax returns and reports of PSB have not been subject to audit by the Internal Revenue Service (the “IRS”) or the North Carolina Department of Revenue since December 31, 2000 and PSB has not received any indication of the pendency of any audit or examination in connection with any such tax return or report or has any knowledge that any such return or report is subject to adjustment; and (iv) PSB has not executed any waiver or extended the statute of limitations (or been asked to execute a waiver or extend a statute of limitations) with respect to any tax.

2.11 Absence of Material Adverse Effects or Certain Other Events.

(a) To the best knowledge of management of PSB, since December 31, 2004, PSB has conducted business only in the ordinary course, and there has been no Material Adverse Effect, and there has occurred no event or development and there currently exists no condition or circumstance which, with the lapse of time or otherwise, may or could cause, create or result in a Material Adverse Effect, on PSB.

(b) To the best knowledge of management of PSB, since December 31, 2004, and other than in the ordinary course of its business, PSB has not incurred any material liability or engaged in any material transaction or entered into any material agreement, suffered any loss, destruction or damage to any of its respective properties or assets, or made a material acquisition or disposition of any assets or entered into any material contract or lease.

(c) PSB has Previously Disclosed to Bancorp any and all “Raises” approved or actually effected since December 31, 2004. For purposes of this Section 2.11(c), “Raises” shall be defined to include (i) any bonus; and (ii) any increase in the salaries, compensation or general benefits payable to employees of PSB.

2.12 Absence of Undisclosed Liabilities. To the best knowledge of management of PSB, PSB has no liabilities or obligations, whether known or unknown, matured or unmatured, accrued, absolute, contingent or otherwise, whether due or to become due (including, without limitation, tax liabilities or unfunded liabilities under employee benefit plans or arrangements), other than (i) those reflected in the PSB Financial Statements, or (ii) obligations or liabilities incurred in the ordinary course of its business since December 31, 2004 and which are not, individually or in the aggregate, material to PSB. No facts or circumstances exist that could reasonably be expected to serve as the basis for any other liabilities of PSB.

2.13 Litigation and Compliance with Law.

(a) There are no actions, suits, arbitrations, controversies or other proceedings or investigations (or, to the best knowledge and belief of management of PSB, any facts or circumstances which reasonably could result in such), including, without limitation, any such action by any governmental or regulatory authority, which currently exist or are ongoing, pending or, to the best knowledge and belief of management of PSB, threatened, contemplated or probable of assertion, against, relating to or otherwise affecting PSB, or any of their respective properties, assets or employees which, if determined adversely, could result in liability on the part of PSB for, or subject PSB to, material monetary damages, fines or penalties or an injunction, or which could have a Material Adverse Effect on PSB or on PSB’s ability to consummate the Merger.

(b) Except for such licenses, permits, orders, authorizations or approvals (“Permits”) the absence of which would not have a Material Adverse Effect on PSB, PSB has all Permits of any federal, state, local or foreign governmental or regulatory body that are material to or necessary for the conduct of its respective business or to own, lease and operate its respective properties. Except as would not have a Material Adverse Effect on PSB, all such Permits are in full force and effect and no violations are or have been recorded in respect of any such Permits. No proceeding is pending or, to the best knowledge and belief of management of PSB, threatened or probable of assertion to suspend, cancel, revoke or limit any Permit.

(c) PSB is not subject to any supervisory agreement, enforcement order, writ, injunction, capital directive, supervisory directive, memorandum of understanding or other similar agreement, order, directive, memorandum or consent of, with or issued by any regulatory or other governmental authority (including, without limitation, the Commissioner or the FDIC) relating to its financial condition, directors or officers, employees, operations, capital, regulatory compliance or otherwise; there are no judgments, orders, stipulations, injunctions, decrees or awards against PSB that in any manner limit, restrict, regulate, enjoin or prohibit any present or past business or practice of PSB; and PSB has not been advised and has no reason to believe that any regulatory or other governmental authority or any court is contemplating, threatening or requesting the issuance of any such agreement, order, injunction, directive, memorandum, judgment, stipulation, decree or award.

(d) PSB is not in violation or default under, and has complied with, all laws, statutes, ordinances, rules, regulations, orders, writs, injunctions or decrees of any court or federal, state, municipal or other governmental or regulatory authority having jurisdiction or authority over it or its business operations, properties or assets (including, without limitation, all provisions of North Carolina law relating to usury, consumer protection and all other laws and regulations applicable to extensions of credit) except for any such violation, default or noncompliance as does not or would not have a Material Adverse Effect on PSB, and, to the best knowledge and belief of management of PSB, there is no basis for any claim by any person or authority for compensation, reimbursement or damages or otherwise for any violation of any of the foregoing.

2.14 Real Properties. PSB has Previously Disclosed to Bancorp a listing of all real property owned or leased by PSB (the “Real Property”) and all leases pertaining to any such Real Property to which PSB is a party (the “Real Property Leases” and each a “Real Property Lease”). With respect to all Real Property, PSB has good and marketable fee simple title to, or a valid and subsisting leasehold interest in, such Real Property and owns the same free and clear of all mortgages, liens, leases, encumbrances, title defects and exceptions to title other than (i) the lien of current taxes not yet due and payable, and (ii) such imperfections of title and restrictions, covenants and easements (including utility easements) which do not materially affect the value of the Real Property and which do not and will not materially detract from, interfere with or restrict the present or future use of the properties subject thereto or affected thereby. With respect to each Real Property Lease (x) such lease is valid and enforceable in accordance with its terms, (y) there currently exists no circumstance or condition which constitutes an event of default by PSB (as lessor or lessee) or its respective lessor or lessee or which, with the passage of time or the giving of required notices will or could constitute such an event of default, and (z) subject to any required consent of PSB’s lessor, each such Real Property Lease may be assigned to the Bank or Bancorp and the execution and delivery of this Agreement does not constitute an event of default thereunder. To the best knowledge and belief of management of PSB, the Real Property complies with all applicable federal, state and local laws, regulations, ordinances or orders of any governmental authority, including those relating to zoning, building and use permits, except for such noncompliance as does not or would not have a Material Adverse Effect on PSB, and the Real Property may be used under applicable zoning ordinances for commercial banking facilities as a matter of right rather than as a conditional or nonconforming use. All improvements and fixtures included in or on the Real Property are in good condition and repair, ordinary wear and tear excepted, and there does not exist any condition which materially adversely affects the economic value thereof or materially adversely interferes (or will interfere after the Merger) with the contemplated use thereof.

2.15 Loans, Accounts, Notes and Other Receivables.

(a) All loans, accounts, notes and other receivables reflected as assets on the books and records of PSB (i) have resulted from bona fide business transactions in the ordinary course of operations of PSB, (ii) were made in accordance with the standard loan policies and procedures of PSB, and (iii) are owned by PSB free and clear in all material respects of any liens, encumbrances, assignments, participation or repurchase agreements or other exceptions to title or to the ownership or collection rights of any other person or entity.

(b) All of the records of PSB regarding all outstanding loans, accounts, notes and other receivables, and all other real estate owned, are accurate in all material respects, and, with respect to such loans the loan documentation of which indicate are secured by any real or personal property or property rights (“Loan Collateral”), such loans are in all material respects secured by valid, perfected and enforceable liens on all such Loan Collateral having the priority described in the records of such loan. PSB has not engaged in any form of indirect lending and no such indirect loans are outstanding.

(c) To the best knowledge and belief of management of PSB, each loan reflected as an asset on the books of PSB and each guaranty therefor, is the legal, valid and binding obligation of the obligor or guarantor thereon, and no defense, offset or counterclaim has been asserted with respect to any such loan or guaranty.

(d) PSB has previously delivered to Bancorp (i) a written listing of each loan, extension of credit or other asset of PSB which, as of December 31, 2005, is classified by the FDIC or the Commissioner as “Loss,” “Doubtful,” “Substandard” or “Special Mention” (or otherwise by words of similar import), or which it has designated as a special asset or for special handling or placed on any “watch list” because of concerns regarding the ultimate collectibility or deteriorating condition of such asset or any obligor or Loan Collateral therefor, and (ii) a written listing of each loan or extension of credit that, as of December 31, 2005, was past due as to the payment of principal or interest or both, or as to which any obligor thereon (including the borrower or any guarantor) otherwise was in default, is the subject of a proceeding in bankruptcy or otherwise has indicated any inability or intention not to repay such loan or extension of credit. Each such listing is accurate and complete in all material respects as of the date indicated.

(e) As of December 31, 2004 and 2005, PSB’s, reserve for possible loan losses (the “Loan Loss Reserve”) has been established in conformity with GAAP, sound banking practices and all applicable requirements, rules and policies of the FDIC and the Commissioner and, in the best judgment of management of PSB, is reasonable in view of the size and character of its loan portfolio, current economic conditions and other relevant factors, and is adequate to provide for losses relating to or the risk of loss inherent in its loan portfolio.

(f) To the best knowledge and belief of management of PSB, each of the loans carried on PSB’s books and records (with the exception of those loans Previously Disclosed to Bancorp pursuant to subparagraph (d) of this Section 2.15) is collectible in the ordinary course of PSB’s business in an amount which is not less than the amount at which it is carried on PSB’s books and records.

2.16 Securities Portfolio and Investments. Except as Previously Disclosed, all securities owned by PSB (whether owned of record or beneficially) are held free and clear of all mortgages, liens, pledges, encumbrances or any other restriction or rights of any other person or entity, whether contractual or statutory, which would materially impair the ability of PSB to dispose freely of any such security or otherwise to realize the benefits of ownership thereof at any time. There are no voting trusts or other agreements or undertakings to which PSB is a party with respect to the voting of any such securities. With respect to all “repurchase agreements” to which PSB has “purchased” securities under agreement to resell, PSB has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt owed that is secured by such collateral. Except for fluctuations in the market values of its investment securities, since December 31, 2004, there has been no significant deterioration or material adverse change in the quality, or any material decrease in the value, of PSB’s securities portfolio as a whole.

2.17 Personal Property and Other Assets. All tangible personal property of PSB material to the business operations of PSB (including, without limitation, all banking equipment, data processing equipment, vehicles, and all other tangible personal property located in any office of or used by PSB in the operation of its business) is owned or leased by PSB free and clear of all liens, encumbrances, leases, title defects or exceptions to title other than such as are not material in character, amount or extent, and which do not materially detract from the value of, or interfere with the present or future use or ability to convey, the property subject thereto or affected thereby. All of PSB’s tangible personal property material to its business is in good operating condition and repair, ordinary wear and tear excepted.

2.18 Patents and Trademarks. PSB owns, possesses or has the right to use any and all patents, licenses, trademarks, trade names, copyrights, trade secrets and proprietary and other confidential information necessary to conduct its business as now conducted. PSB has not violated, and currently is not in conflict with, any patent, license, trademark, trade name, copyright or proprietary right of any other person or entity. PSB owns, possesses or has the right to use any and all licenses necessary to lawfully use any and all software, applications and code currently installed or otherwise in use on any computer hardware of PSB or otherwise used by PSB in the conduct of its business.

2.19 Environmental Matters.

(a) PSB has Previously Disclosed to Bancorp copies of all written reports, correspondence, notices or other materials, if any, in its possession pertaining to: (i) environmental surveys or assessments of the Real Property or any of its Loan Collateral and any improvements thereon; or (ii) to any violation of “Environmental Laws” (as defined in Section 2.19(f) below) on, affecting or otherwise involving the Real Property or any Loan Collateral.

(b) Except as Previously Disclosed, there has been no presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, emission, discharge, release, threatened release, control, removal, clean-up or remediation of any “Hazardous Substances” (as defined in Section 2.19(g) below) by any person prior to the date hereof on, from or relating to the Real Property or, to the best knowledge and belief of management of PSB, the Loan Collateral, which constitutes a violation of any Environmental Laws.

(c) PSB has not violated any federal, state or local law, rule, regulation, order, permit or other requirement relating to health, safety or the environment or imposing liability, responsibility or standards of conduct applicable to environmental conditions, and there has been no violation of any Environmental Laws (as defined below) (including, to the best knowledge and belief of management of PSB, any violation with respect to or relating to any Loan Collateral) by any other person or entity for whose liability or obligation with respect to any particular matter or violation PSB is or may be responsible or liable, except to the extent any violations of which, when taken as a whole, would not have a Material Adverse Effect on PSB.

(d) PSB is not subject to any claims, demands, causes of action, suits, proceedings, losses, damages, penalties, liabilities, obligations, costs or expenses of any kind and nature which arise out of, under or in connection with, or which result from or are based upon the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, emission, discharge, release, threatened release, control, removal, clean-up or remediation of any Hazardous Substances on, from or relating to the Real Property or, to the best knowledge and belief of management of PSB, any Loan Collateral by any person or entity.

(e) No facts, events or conditions relating to the Real Property or, to the best knowledge and belief of management of PSB, any Loan Collateral, or the operations of PSB, will prevent, hinder or limit continued compliance with Environmental Laws, or give rise to any investigatory, emergency removal, remedial or corrective actions, obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental Laws.

(f) For purposes of this Agreement, “Environmental Laws” shall include:

(i) all federal, state and local statutes, regulations, ordinances, orders, decrees, and similar provisions having the force or effect of law,

(ii) all contractual agreements, and

(iii) all common law

concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all standards of conduct and bases of obligations relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, discharge, release, threatened release, control, emergency removal, clean-up or remediation of any Hazardous Substances (including without limitation the Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendment and Reauthorization Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Clean Water Act, the Clean Air Act, the Toxic Substances Control Act, any “Superfund” or “Superlien” law, the Americans with Disabilities Act, and the Occupational Safety and Health Act), as such may now, or at any time prior to the effective time, be defined or in effect.

(g) For purposes of this Agreement, “Hazardous Substances” shall include hazardous, toxic or otherwise regulated materials, substances or wastes; chemical substances or mixtures; pesticides; pollutants; contaminants; toxic chemicals; oil or other petroleum products, byproducts, additives, or constituents (including but not limited to crude oil, diesel oil, fuel oil, gasoline, lubrication oil, oil refuse, oil mixed with other waste, oil sludge, MTBE and all other liquid hydrocarbons regardless of specific gravity); asbestos or asbestos containing material; flammable explosives; polychlorinated biphenyls (“PCBs”) or any material containing PCBs; radioactive materials; biological micro-organisms, viruses, fungi, spores; environmental tobacco smoke; radon or radon gas; formaldehyde or any material containing formaldehyde; fumigants; any material or substance comprising or contributing to conditions known as “sick building syndrome,” “building-related illness” or similar conditions or exposures; and/or any hazardous, toxic, regulated or dangerous waste, substance or material defined as such by the United States Environmental Protection Agency or any other federal, state or local governmental agency or political subdivision thereof, or for the purpose of or by any Environmental Laws, as now or at any time prior to the Effective Time may be defined or in effect.

2.20 Brokerage or Finders’ Commissions. All negotiations relative to this Agreement and the transactions described herein have been carried on by PSB or its legal counsel directly with Bancorp or its representatives, and no person or firm has been retained by or has acted on behalf of, pursuant to any agreement, arrangement or understanding with, or under the authority of, PSB or its board of directors, as a broker, finder or agent or has performed similar functions or otherwise is or may be entitled to receive or claim a brokerage fee or other commission in connection with or as a result of the transactions described herein.

2.21 Material Contracts.

(a) Except as Previously Disclosed, PSB is not a party to or bound by any agreement, other than loans made in the ordinary course of business, (i) involving money or other property in an amount or with a value in excess of $25,000, (ii) which calls for the provision of goods or services to PSB and cannot be terminated without material penalty upon written notice to the other party thereto, (iii) which is material to PSB and was not entered into in the ordinary course of business, (iv) which involves hedging, options or any similar trading activity, or interest rate exchanges or swaps, (v) which commits PSB to extend any loan or credit (with the exception of letters of credit, lines of credit and loan commitments extended in the ordinary course of business), (vi) which involves the purchase or sale of any assets of PSB, or the purchase, sale, issuance, redemption or transfer of any capital stock or other securities of PSB, or (vii) with any director, officer or principal shareholder of PSB (including, without limitation, any consulting agreement, but not including any agreement relating to loans or other banking services which were made in the ordinary course of its business and on substantially the same terms and conditions as were prevailing at that time for similar agreements with unrelated persons).

(b) PSB is not in default, and there has not occurred any event which with the lapse of time or giving of notice or both would constitute such a default, under any contract, lease, insurance policy, commitment or arrangement to which it is a party or by which it or its property is or may be bound or affected or under which it or its property receives benefits.

2.22 Employment Matters; Employee Relations.

(a) PSB (i) has paid in full to or accrued on behalf of all its respective directors, officers and employees all wages, salaries, commissions, bonuses, fees and other direct compensation for all labor or services rendered, including all wages, salaries, commissions, bonuses, fees and other direct compensation for all labor or services performed by them to the date of this Agreement and all vacation pay, sick pay, severance pay and other amounts promised to the extent required by law or its existing policies or practices, and (ii) to the best knowledge of management of PSB, is in compliance in all material respects with all applicable federal, state and local laws, statutes, rules and regulations with regard to employment and employment practices, terms and conditions, and wages and hours and other compensation matters; and no person has, to the best knowledge and belief of management of PSB, asserted that PSB is liable in any amount for any arrearages in wages or employment taxes or for any penalties for failure to comply with any of the foregoing.

(b) There is no action, suit or proceeding by any person pending or, to the best knowledge and belief of management of PSB, threatened against PSB (or its employees), involving employment discrimination, harassment, wrongful discharge or similar claims. PSB is not a party to or bound by any collective bargaining agreement with any of its employees, any labor union or any other collective bargaining unit or organization. There is no pending or, to PSB’s best knowledge, threatened labor dispute, work stoppage or strike involving PSB, or any of its employees, or any pending or, to PSB’s best knowledge, threatened proceeding in which it is asserted that PSB has committed an unfair labor practice; and, PSB is not aware of any activity involving it or any of its employees seeking to certify a collective bargaining unit or engaging in any other labor organization activity.

2.23 Employment Agreements; Employee Benefit Plans.

(a) PSB has Previously Disclosed to Bancorp a true and complete list of all bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans and agreements; all employment and severance contracts; all medical, dental, health, and life insurance plans; all vacation, sickness and other leave plans, disability and death benefit plans; and all other employee benefit plans, contracts, or arrangements maintained or contributed to by PSB for the benefit of any employees, former employees, directors, former directors or any of their beneficiaries (collectively, the “Plans”). True and complete copies of all Plans, including, but not limited to, any trust instruments or insurance contracts, if any, forming a part thereof, and all amendments thereto, previously have been supplied to Bancorp. PSB does not maintain, sponsor, contribute to or otherwise participate in any “Employee Benefit Plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any “Multiemployer Plan” within the meaning of Section 3(37) of ERISA, or any “Multiple Employer Welfare Arrangement” within the meaning of Section 3(40) of ERISA. Each Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and which is intended to be qualified under Section 401(a) of the Code, has received or applied for a favorable determination letter from the IRS and PSB is not aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable determination letter. To the best knowledge of management of PSB, all reports and returns with respect to the Plans (and any Plans previously maintained by PSB) required to be filed with any governmental department, agency, service or other authority, including, without limitation, Internal Revenue Service Form 5500 (Annual Report), have been properly and timely filed.

(b) All “Employee Benefit Plans” maintained by or otherwise covering employees or former employees of PSB currently are, and at all times have been, in compliance with all provisions and requirements of ERISA except those the noncompliance of which, when taken as a whole, would not have a Material Adverse Effect on PSB. There is no pending or, to PSB’s best knowledge, threatened litigation relating to any Plan or any such Plan previously maintained by PSB. PSB has not engaged in a transaction with respect to any Plan that has subjected it, or absent the exemption under which the transaction was effected, would subject it to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(c) PSB has Previously Disclosed to Bancorp a true, correct and complete copy (including copies of all amendments thereto) of each of its retirement plans that is intended to be qualified under Section 401(a) of the Code (collectively, the “Retirement Plans”), together with true, correct and complete copies of the summary plan descriptions relating to the Retirement Plans, the most recent determination letters received from the IRS regarding the Retirement Plans, and the most recent Annual Reports (Form 5500 series) and related schedules, if any, for the Retirement Plans. The Retirement Plans are qualified under the provisions of Section 401(a) of the Code, the trusts under the Retirement Plans are exempt trusts under Section 501(a) of the Code, and determination letters have been issued or applied for with respect to the Retirement Plans to said effect, including determination letters covering the current terms and provisions of the Retirement Plans. There are no issues relating to said qualification or exemption of the Retirement Plans currently pending before the IRS, the United States Department of Labor, the Pension Benefit Guaranty Corporation or any court. The Retirement Plans and the administration thereof meet (and have met since the establishment of the Retirement Plans) the requirements of ERISA, the Code and all other laws, rules and regulations applicable to the Retirement Plans and do not violate (and since the establishment of the Retirement Plans have not violated) any of the provisions of ERISA, the Code and such other laws, rules and regulations, except to the extent such violation, when taken as a whole, would not have a Material Adverse Effect on PSB. Without limiting the generality of the foregoing, all reports and returns with respect to the Retirement Plans required to be filed with any governmental department, agency, service or other authority have been properly and timely filed. There are no disputes or unresolved disagreements with respect to the Retirement Plans or the administration thereof currently existing between PSB, or any trustee or other fiduciary thereunder, and any governmental agency, any current or former employee of PSB, or beneficiary of any such employee or any other person or entity. No “reportable event” within the meaning of Section 4043(b) of ERISA has occurred at any time with respect to the Retirement Plans, other than those that, when taken as a whole, would not have a Material Adverse Effect on PSB.

(d) No material liability under subtitle C or D of Title IV of ERISA has been or is expected to be incurred by PSB with respect to the Retirement Plans or with respect to any other ongoing, frozen or terminated defined benefit pension plan currently or formerly maintained by PSB. PSB presently does not contribute to a “Multiemployer Plan” or has ever contributed to such a plan. All contributions required to be made pursuant to the terms of each of the Plans (including without limitation the Retirement Plans and any other “pension plan” (as defined in Section 3(2) of ERISA, provided such plan is intended to qualify under the provisions of Section 401(a) of the Code) maintained by PSB have been timely made. Neither the Retirement Plans nor any other “pension plan” maintained by PSB have an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. PSB has not provided, and is not required to provide, security to any “pension plan” or to any “Single Employer Plan” pursuant to Section 401(a)(29) of the Code. Under the Retirement Plans and any other “pension plan” maintained by PSB as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all “benefit liabilities,” within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the plan’s most recent actuarial valuation) did not exceed the then current value of the assets of such plan, and there has been no material change in the financial condition of any such plan since the last day of the most recent plan year.

(e) There are no restrictions on the rights of PSB to amend or terminate any Plan. Except as Previously Disclosed, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (except as otherwise specifically provided for or contemplated by the transactions described in this Agreement) (i) result in any payment to any person (including, without limitation, any severance compensation or payment, unemployment compensation, “golden parachute” or “change in control” payment, or otherwise) becoming due under any plan or agreement to any director, officer, employee or consultant, (ii) increase any benefits otherwise payable under any plan or agreement, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

2.24 Insurance. PSB has in effect a “financial institutions bond” and such other policies of general liability, casualty, directors and officers liability, employee fidelity, errors and omissions and other property and liability insurance as have been Previously Disclosed to Bancorp (the “Policies”). The Policies provide coverage in such amounts and against such liabilities, casualties, losses or risks as is required by applicable law or regulation; and, in the judgment of management of PSB, the insurance coverage provided under the Policies is reasonable and adequate in all respects for PSB. Each of the Policies is in full force and effect and is valid and enforceable in accordance with its terms, and is underwritten by an insurer of recognized financial responsibility that is qualified to transact business in North Carolina; and PSB has taken all requisite actions (including the giving of required notices) under each such Policy to preserve all rights thereunder with respect to all matters. PSB is not in default under the provisions of, has received notice of cancellation or nonrenewal of, or any premium increase on, or has any knowledge of any failure to pay any premium on or any inaccuracy in any application for any Policy. There are no pending claims under any Policy, and PSB has no knowledge of any facts or of the occurrence of any event that is reasonably likely to result in any such claim.

2.25 Insurance of Deposits. PSB is an “insured institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder. The deposits of each depositor in PSB are insured by the FDIC to the maximum amount provided by law, all deposit insurance premiums due from PSB to the FDIC have been paid in full in a timely fashion, and, to the best knowledge and belief of PSB, no proceedings have been commenced or are contemplated by the FDIC or otherwise to terminate such insurance.

2.26 Compensation; Stock Ownership. PSB has Previously Disclosed (i) the name and current salary or wage rate for each present employee of PSB, and (ii) the name of and number of shares of PSB Stock beneficially owned by each of the directors and officers of PSB and by any person or entity known to PSB to own beneficially 5% or more of the issued and outstanding shares of PSB Stock.

2.27 Disclosure. To the best knowledge and belief of management of PSB, no written statement, certificate, schedule, list or other written information furnished by or on behalf of PSB at any time to Bancorp in connection with this Agreement (including without limitation the statements contained herein), when considered as a whole, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. Each document delivered or to be delivered by PSB to Bancorp is or will be a true and complete copy of such document, unmodified except by another document delivered by PSB.

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF BANCORP AND BANK

Except as otherwise specifically described herein or as “Previously Disclosed” to PSB, Bancorp hereby makes the following representations and warranties to PSB. (“Previously Disclosed” shall mean, as to Bancorp, the disclosure of information in a letter delivered by Bancorp to PSB specifically referring to this Agreement and arranged in sections corresponding to the sections, subsections and items of this Agreement applicable thereto, and which letter has been delivered prior to the execution of this Agreement. Information shall be deemed Previously Disclosed for the purpose of a given section, subsection or item of this Agreement only to the extent a specific reference thereto is made in connection with disclosure of such information at the time of such delivery.)

3.1 Corporate Organization, Capacity and Authority.

(a) Organization. Bancorp is a corporation duly organized and validly existing under the laws of the State of North Carolina and is registered with the Commissioner as a commercial bank holding company and with the Federal Reserve Board as a bank holding company under the Bank Holding Company Act of 1956, as amended.

(b) Subsidiaries. Bancorp has two wholly owned bank subsidiaries, the Bank and New Century Bank. Bancorp also owns 100% of the issued and outstanding common securities of New Century Statutory Trust I, a special purpose entity organized as a statutory trust under the laws of the State of Delaware and formed to allow Bancorp to issue trust preferred securities. Other than the Bank, New Century Bank and New Century Statutory Trust I, Bancorp has no subsidiaries, direct or indirect, and does not own, directly or indirectly, any stock or other equity interest in any other corporation, service corporation, joint venture, partnership or other entity, except for equity issues reflected in Bancorp’s investment portfolio and securities held in a fiduciary capacity.

(c) Organization of Subsidiary. The Bank is duly organized and validly existing under the laws of the State of North Carolina. All of the outstanding capital stock of the Bank is owned of record and beneficially, free and clear of all security interests and claims, by Bancorp. All of the outstanding shares of capital stock of the Bank are duly authorized, validly issued, fully paid and nonassessable, except to the extent set forth in N.C. Gen. Stat. § 53-42.

(d) Power and Authority. Each of Bancorp and the Bank has all requisite power and authority (corporate and other) to own, lease and operate its properties and conduct its business as now being conducted, is duly qualified to do business and is in good standing in each other jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where failure so to qualify would not have a Material Adverse Effect (as defined herein) on Bancorp and the Bank, and is not transacting business, or operating any properties owned or leased by it, in violation of any provision of federal or state law or any rule or regulation promulgated thereunder, which violation would have a Material Adverse Effect on Bancorp and the Bank. For purposes of this Article III, “Material Adverse Effect” shall mean: (a) with respect to references to Bancorp, any change in the business of Bancorp that is or could be materially adverse to the financial condition, results of operations, prospects, business, assets, investments, properties or operations of Bancorp, or (b) with respect to references to the Bank, any change in the business of the Bank that is or could be materially adverse to the financial condition, results of operations, prospects, business, assets, loan portfolio, investments, properties or operations of Bancorp and the Bank considered as one enterprise. “Material Adverse Effect” shall not be deemed to include the impact of (A) changes in banking and similar laws of general applicability or interpretations thereof by any applicable governmental authority, (B) changes in generally accepted accounting principles (“GAAP”) or regulatory accounting requirements applicable to banks and their holding companies generally, (C) changes in general economic conditions, including interest rates, affecting banks and their holding companies generally, (D) any modifications or changes to valuation policies and practices, or expenses incurred, in connection with the Merger or restructuring charges taken in connection with the Merger, in each case in accordance with GAAP, and (E) the effects of any action or omission taken with the prior consent of Bancorp or as otherwise contemplated by the Agreement.

(e) Constituent Documents. Bancorp has previously delivered to PSB true, accurate and complete copies of the currently effective charter and bylaws or equivalent organizational documents of each of Bancorp and the Bank, including all amendments and proposed amendments thereto.

3.2 Authorization and Validity of Agreement. This Agreement has been duly and validly approved by the respective boards of directors of Bancorp and the Bank. (i) Bancorp and the Bank have the corporate power and authority to execute and deliver this Agreement and to perform their obligations and agreements and carry out the transactions described herein, (ii) all corporate proceedings and approvals required to be taken to authorize Bancorp and the Bank to enter into this Agreement and to perform its respective obligations and agreements and to carry out the transactions described herein have been duly and properly taken, and (iii) this Agreement constitutes the valid and binding agreement of Bancorp and the Bank enforceable in accordance with its terms (except to the extent enforceability may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect which affect creditors’ rights generally, (B) legal and equitable limitations on the availability of injunctive relief, specific performance and other equitable remedies, and (C) general principles of equity and applicable laws or court decisions limiting the enforceability of indemnification provisions).

3.3 Validity of Transactions; Absence of Required Consents or Waivers. Provided the required approvals of governmental or regulatory authorities are obtained, neither the execution and delivery of this Agreement, nor the consummation of the transactions described herein, nor compliance by Bancorp or the Bank with any of its obligations or agreements contained herein, will: (i) conflict with or result in a breach of the terms and conditions of, or constitute a default or violation under any provision of, the Articles of Incorporation or bylaws or the equivalent organizational documents of Bancorp or the Bank, or any material contract, agreement, lease, mortgage, note, bond, indenture, license, or obligation or understanding (oral or written) to which Bancorp or the Bank, is bound or by which it, its business, capital stock or any of its properties or assets may be affected; (ii) result in the creation or imposition of any lien, claim, interest, charge, restriction or encumbrance upon any of the properties or assets of Bancorp or the Bank; (iii) to the best knowledge of management of Bancorp and the Bank, violate any applicable federal or state statute, law, rule or regulation, or any order, writ, injunction or decree of any court, administrative or regulatory agency or governmental body; (iv) result in the acceleration of any obligation or indebtedness of Bancorp or the Bank; or (v) interfere with or otherwise adversely affect Bancorp’s or the Bank’s ability to carry on its business as presently conducted. No consents, approvals or waivers are required to be obtained from any governmental or regulatory authority in connection with Bancorp’s or the Bank’s execution and delivery of this Agreement, or the performance of its obligations or agreements or the consummation of the transactions described herein, except for required approvals of governmental or regulatory authorities described in Section 7.1 below and approvals previously obtained.

3.4 Books and Records. The books of account of Bancorp and the Bank have been maintained in material compliance with all applicable legal and accounting requirements and in accordance with good business practices, and such books of account are complete and reflect accurately in all material respects Bancorp’s and the Bank’s, respectively, items of income and expense and all of its assets, liabilities and shareholders’ equity. The minute books of each of Bancorp and the Bank accurately reflect in all material respects the corporate actions which its respective shareholders and board of directors, and all committees thereof, have taken during the time periods covered by such minute books. All such minute books have been or will be made available to PSB and its representatives.

3.5 Obstacles to Regulatory Approval. To the best of the knowledge and belief of the management of Bancorp, no fact or condition relating to Bancorp or the Bank exists that may reasonably be expected to (i) prevent, impede or delay Bancorp, the Bank or PSB from obtaining the regulatory approvals required in order to consummate transactions described herein; and, if any such fact or condition becomes known to the executive officers of Bancorp, Bancorp promptly (and in any event within three days after obtaining such knowledge) shall communicate such fact or condition to the President of PSB.

3.6 Disclosure. To the best of the knowledge and belief of Bancorp, no written statement, certificate, schedule, list or written information furnished by or on behalf of Bancorp at any time to PSB in connection with this Agreement (including, without limitation, the statements contained herein), when considered as a whole, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. Each document delivered or to be delivered by Bancorp to PSB is or will be a true and complete copy of such document, unmodified except by another document delivered by Bancorp.

ARTICLE IV. COVENANTS OF PSB

4.1 Affirmative Covenants of PSB. PSB hereby covenants and agrees as follows with Bancorp:

(a) Conduct of Business Prior to Effective Time. Between the date of this Agreement and the Effective Time, except as otherwise agreed by Bancorp in writing, PSB will carry on its business in and only in the regular and usual course in substantially the same manner as such business heretofore was conducted, and will:

(i) make all reasonable efforts to preserve intact its present business organization, keep available its present officers and employees, and preserve its relationships with customers, depositors, creditors, correspondents, suppliers, and others having business relationships with them;

(ii) maintain all of its properties and equipment used in its business in customary repair, order and condition, ordinary wear and tear excepted;

(iii) maintain its books of account and records in the usual, regular and ordinary manner in accordance with sound business practices applied on a consistent basis except to the extent otherwise reasonably required by applicable laws or regulations and on a monthly basis after the date hereof provide the Bank with copies of month-end reconciliations for (a) correspondent bank accounts; and (b) all suspense or clearing accounts;

(iv) comply in all material respects with all laws, rules and regulations applicable to it, its properties, assets or employees and to the conduct of its business;

(v) not change its existing loan underwriting guidelines, policies or procedures except as may be required by law or applicable regulation;

(vi) continue to maintain in force insurance such as is described in Section 2.24 above; not modify any bonds or policies of insurance in effect as of the date hereof unless the same, as modified, provides substantially equivalent coverage; and, not cancel, allow to be terminated or, to the extent available, fail to renew, any such bond or policy of insurance unless the same is replaced with a bond or policy providing substantially equivalent coverage; and

(vii) promptly provide to Bancorp such information about its financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations as Bancorp reasonably shall request.

(b) Loans. PSB will provide Bancorp with two days’ prior notice of each new extension of credit (including the issuance of unfunded commitments, but excluding such new extensions of credit as have been Previously Disclosed,) that it proposes to make within the following categories: (i) loan participations, (ii) loans for acquisition and development purposes, and (iii) non-residential construction loans exceeding $500,000 in principal amount. PSB will not enter into any form of indirect lending. Additionally, PSB will make available and provide to Bancorp the following information with respect to its loans and other extensions of credit (such assets herein referred to as “Loans”) as of December 31, 2005 and as of the end of each month thereafter until the Effective Time, such information for each month, or in the case of (ii) below, quarterly, to be in form and substance as is usual and customary in the conduct of its business and to be furnished within 25 days of the end of each month ending after the date hereof, except as otherwise provided:

(i) a list of Loans past due for 30 days or more as to principal or interest;

(ii) an analysis of the Loan Loss Reserve and management’s assessment of the adequacy of the Loan Loss Reserve, which analysis and assessment shall include a list of all classified or “watch list” Loans, along with the outstanding balance and amount specifically allocated to the Loan Loss Reserve for each such classified or “watch list” Loan;

(iii) a list of Loans in nonaccrual status;

(iv) a list of all Loans over $250,000 without principal reduction for a period of longer than one year;

(v) a list of all foreclosed real property or other real estate owned and all repossessed personal property;

(vi) a list of reworked or restructured Loans over $250,000 and still outstanding, including original terms, restructured terms and status (provided however, that for purposes of this Section 4.1(b)(vi), the renewal of a loan under the same or substantially similar terms and conditions shall not constitute a “reworked or restructured” Loan);

(vii) a list of any actual or threatened litigation by or against PSB pertaining to any Loans or credits, together with the pleadings and other filed documents related thereto; and

(viii) a list of new and renewed Loans made during the previous month.

(c) Accruals for Loan Loss Reserve, Expenses and Other Accounting Matters. PSB will make such appropriate accounting entries in its books and records and take such other actions as Bancorp, in consultation with PSB’s independent certified public accounting firm, deems to be required by GAAP, or which Bancorp otherwise reasonably deems to be necessary, appropriate or desirable in anticipation of the Merger and which are not in violation of GAAP or applicable law, including without limitation additional provisions to PSB’s Loan Loss Reserve or accruals or the creation of reserves for employee benefit and Merger-related expenses; provided, however, that notwithstanding any provision of this Agreement to the contrary, and except as otherwise agreed to by PSB and Bancorp, PSB shall not be required to make any such accounting entries until immediately prior to the Closing and only following receipt of written confirmation from Bancorp that it is not aware of any fact or circumstance that would prevent completion of the Merger; and, provided further, however, that no such entry made as a result of such a request by Bancorp shall, itself alone, constitute a breach by PSB of any representation, warranty or covenant made by PSB in this Agreement.

(d) Loan Charge-Offs. PSB will make such appropriate accounting entries in its books and records and take such other actions which are not in violation of GAAP or applicable law as Bancorp, in consultation with PSB’s independent certified public accounting firm, reasonably deems to be necessary, appropriate or desirable to charge-off any Loans on PSB’s books, or any portions thereof, that Bancorp, in its sole discretion, considers to be losses or that Bancorp otherwise believes, in good faith, are required to be charged off pursuant to applicable banking regulations, GAAP or otherwise, or that otherwise would be charged off by Bancorp after the Effective Time in accordance with its Loan administration and charge-off policies and procedures; provided, however, that notwithstanding any provision of this Agreement to the contrary, and except as otherwise agreed to by PSB and Bancorp, PSB shall not be required to make any such accounting entries or take any such actions until immediately prior to the Closing and only following receipt of written confirmation from Bancorp that it is not aware of any fact or circumstance that would prevent completion of the Merger; and, provided further, however, that no such entry made as a result of such a request by Bancorp shall, itself alone, constitute a breach by PSB of any representation, warranty or covenant made by PSB in this Agreement.

(e) Notice of Certain Changes or Events. Following the execution of this Agreement and up to the Effective Time, PSB promptly will notify Bancorp in writing of and provide to it such information as it shall request regarding (i) any material adverse change in its financial condition, results of operations, prospects, business, assets, loan portfolio, investments, properties or operations, or of the actual or prospective occurrence of any condition or event which, with the lapse of time or otherwise, may or could cause, create or result in any such material adverse change, or of (ii) the actual or prospective existence or occurrence of any condition or event which, with the lapse of time or otherwise, has caused or may or could cause any statement, representation or warranty of PSB herein to be or become inaccurate, misleading or incomplete, or which has resulted or may or could cause, create or result in the breach or violation of any of PSB’s covenants or agreements contained herein or in the failure of any of the conditions described in Sections 7.1 or 7.3 below.

(f) Consents to Assignment of Contracts and Leases. PSB will use its best efforts to obtain all required consents to the assignment to Bancorp or the Bank of PSB’s rights and obligations under any contracts or personal or real property leases, each of which consents shall be in such form as shall be specified by Bancorp.

(g) Qualified Plans. PSB shall take all appropriate action as shall be necessary to maintain the Progressive State Bank 401(k) Plan (the “PSB 401(k) Plan”), as a qualified plan for purposes of ERISA. PSB acknowledges that Bancorp intends (i) that the PSB 40l(k) Plan will be merged into the New Century Bancorp, Inc. 401(k) Plan (the “Bancorp 401(k) Plan”) as soon as practicable after the Effective Time. PSB shall take all such actions with respect to such plans as shall be necessary to accomplish such intent and, until the Effective Time, will not take any other extraordinary actions with respect to such plans without the written consent of Bancorp.

(h) Further Action; Instruments of Transfer. PSB shall (i) use its best efforts in good faith to take or cause to be taken all action required of it hereunder as promptly as practicable so as to permit the expeditious consummation of the transactions described herein, (ii) perform all acts and execute and deliver to Bancorp all documents or instruments required herein or as otherwise shall be reasonably necessary or useful to or requested of PSB in consummating such transactions and (iii) cooperate with Bancorp fully in carrying out, and will pursue diligently the expeditious completion of, such transactions.

4.2 Negative Covenants of PSB. Between the date hereof and the Effective Time, PSB will not do any of the following things or take any of the following actions without the prior written consent and authorization of the President of Bancorp:

(a) Amendments to Articles of Incorporation or Bylaws. Amend its Articles of Incorporation or bylaws.

(b) Change in Capital Stock. Make any change in its authorized capital stock, or create any other or additional authorized capital stock or other securities, or issue, sell, purchase, redeem, retire, reclassify, combine or split any shares of its capital stock or other securities (including securities convertible into capital stock), or enter into any agreement or understanding with respect to any such action.

(c) Options, Warrants and Rights. Grant or issue any options, warrants, calls, puts or other rights of any kind relating to the purchase, redemption or conversion of shares of its capital stock or any other securities (including securities convertible into capital stock) or enter into any agreement or understanding with respect to any such action.

(d) Dividends. Declare or pay any dividends on any outstanding shares of its capital stock or make any other distributions on or in respect of any shares of its capital stock or otherwise to its shareholders, provided however, that PSB shall be permitted to declare and pay a one time dividend on or after January 1, 2006 and before the Effective Time in an amount not to exceed $0.40 per share on the issued and outstanding shares of PSB Stock as of the date hereof.

(e) Employment, Benefit or Retirement Agreements or Plans. Except as required by law, contemplated by this Agreement or Previously Disclosed, (i) enter into, become bound by, renew or extend any oral or written contract, agreement or commitment for the employment or compensation of any director, officer, employee or consultant which is not immediately terminable by PSB without cost or other liability on no more than 30 days’ notice; (ii) amend any existing, or adopt, enter into or become bound by any new or additional, profit-sharing, bonus, incentive, change in control or “golden parachute,” stock option, stock purchase, pension, retirement, insurance (hospitalization, life or other), paid leave (sick leave, vacation leave or other) or similar contract, agreement, commitment, understanding, plan or arrangement (whether formal or informal) with respect to or which provides for benefits for any of its current or former directors, officers, employees or consultants; (iii) make contributions to any 401(k) Plan other than basic and matching contributions in accordance with the terms of such 401(k) Plan as Previously Disclosed; or (iv) enter into or become bound by any contract with or commitment to any labor or trade union or association or any collective bargaining group.

(f) Increase in Compensation. With the exception of the anticipated increases in annual salary and annual officer and employee bonuses Previously Disclosed to Bancorp and such other raises as are in the ordinary course of business and in accordance with historical practices, increase the compensation or benefits of, or pay any bonus or other special or additional compensation to, any of its directors, officers, employees or consultants.

(g) Accounting Practices. Make any changes in its accounting methods, practices or procedures or in depreciation or amortization policies, schedules or rates heretofore applied (except as required by GAAP or governmental regulations).

(h) Acquisitions; Additional Branch Offices. Directly or indirectly (i) acquire or merge with, or acquire any branch or all or any significant part of the assets of, any other person or entity, (ii) open any new branch office, or (iii) enter into or become bound by any contract, agreement, commitment or letter of intent relating to, or otherwise take or agree to take any action in furtherance of, any such transaction or the opening of a new branch office.

(i) Changes in Business Practices. Except as may be required by the FDIC, the Commissioner or any other governmental or other regulatory agency having jurisdiction over PSB or as shall be required by applicable law, regulation or this Agreement, (i) change in any material respect the nature of its business or the manner in which it conducts its business, (ii) discontinue any material portion or line of its business or (iii) change in any material respect its lending, investment, asset-liability management or other material banking or business policies (except to the extent required by Section 4.1 above and Section 6.8 below).

(j) Exclusive Merger Agreement. Directly or indirectly, through any person (i) encourage, solicit or attempt to initiate or procure discussions, negotiations or offers with or from any person or entity (other than Bancorp) relating to a merger or other acquisition of PSB or the purchase or acquisition of any PSB Stock or all or any significant part of PSB’s assets; or, except as required by law or by fiduciary obligations owed to the person assisted, provide assistance to any person in connection with any such offer; (ii) except to the extent required by law, disclose to any person or entity any information not customarily disclosed to the public concerning PSB or its business, or afford to any other person or entity access to its properties, facilities, books or records; (iii) sell or transfer all or any significant part of PSB’s assets to any other person or entity; or (iv) enter into or become bound by any contract, agreement, commitment or letter of intent relating to, or otherwise take or agree to take any action in furtherance of, any such transaction.

(k)	Acquisition or Disposition of Assets.

(i) Except in the ordinary course of business consistent with its past practices, sell or lease (as lessor), or enter into or become bound by any contract, agreement, option or commitment relating to the sale, lease (as lessor) or other disposition of any real estate; or sell or lease (as lessor), or enter into or become bound by any contract, agreement, option or commitment relating to the sale, lease (as lessor) or other disposition of any equipment or any other fixed or capital asset (other than real estate) having a book value or a fair market value, whichever is greater, of more than $25,000 for any individual item or asset, or more than $50,000 in the aggregate for all such items or assets.

(ii) Except in the ordinary course of business consistent with past practices, purchase or lease (as lessee), or enter into or become bound by any contract, agreement, option or commitment relating to the purchase, lease (as lessee) or other acquisition of any real property; or purchase or lease (as lessee), or enter into or become bound by any contract, agreement, option or commitment relating to the purchase, lease (as lessee) or other acquisition of any equipment or any other fixed assets (other than real estate) having a purchase price, or involving aggregate lease payments, in excess of $25,000 for any individual item or asset, or more than $50,000 in the aggregate for all such items or assets;

(iii) Enter into any purchase commitment for supplies or services which calls for prices of goods or fees for services materially higher than current market prices or fees or which obligates PSB for a period longer than six months;

(iv) Except in the ordinary course of its business consistent with its past practices, sell, purchase or repurchase, or enter into or become bound by any contract, agreement, option or commitment to sell, purchase or repurchase, any loan or other receivable or any participation in any loan or other receivable; or

(v) Sell or dispose of, or enter into or become bound by any contract, agreement, option or commitment relating to the sale or other disposition of, any other asset (whether tangible or intangible, and including without limitation any trade name, trademark, copyright, service mark or intellectual property right or license) other than assets that are obsolete or no longer used in PSB’s business; or assign its right to or otherwise give any other person its permission or consent to use or do business under the corporate name of PSB or any name similar thereto; or release, transfer or waive any license or right granted to it by any other person to use any trademark, trade name, copyright, service mark or intellectual property right.

(l) Debt; Liabilities. Except in the ordinary course of its business consistent with its past practices, (i) enter into or become bound by any promissory note, loan agreement or other agreement or arrangement pertaining to its borrowing of money, (ii) assume, guarantee, endorse or otherwise become responsible or liable for any obligation of any other person or entity, or (iii) incur any other liability or obligation (absolute or contingent).

(m) Liens; Encumbrances. Mortgage, pledge or subject any of its assets to, or permit any of its assets to become or (with the exception of those liens and encumbrances Previously Disclosed to Bancorp with specificity) remain subject to, any lien or any other encumbrance (other than in the ordinary course of business consistent with its past practices in connection with borrowings from the Federal Home Loan Bank of Atlanta, securing of public funds deposits, repurchase agreements or other similar operating matters).

(n) Waiver of Rights. Waive, release or compromise any material rights in its favor (except in the ordinary course of business) except in good faith for fair value in money or money’s worth, nor waive, release or compromise any rights against or with respect to any of its officers, directors or shareholders or members of families of officers, directors or shareholders.

(o) Other Contracts. Except as Previously Disclosed, enter into or become bound by any contracts, agreements, commitments or understandings (other than those described elsewhere in this Section 4.2) (i) for or with respect to any charitable contribution in excess of $2,000; (ii) with any governmental or regulatory agency or authority; (iii) pursuant to which PSB would assume, guarantee, endorse or otherwise become liable for the debt, liability or obligation of any other person or entity; (iv) which is entered into other than in the ordinary course of its business; or (v) which, in the case of any one contract, agreement, commitment or understanding and whether or not in the ordinary course of its business, would obligate or commit PSB to make expenditures of more than $25,000 (other than contracts, agreements, commitments or understandings entered into in the ordinary course of PSB’s lending operations).

(p) Deposit Liabilities. Following the date of this Agreement and up to the Effective Time, PSB will make pricing decisions with respect to its deposit accounts in a manner consistent with its past practices based on competition and prevailing market rates in its banking markets.

4.3 Shareholder Approval.

(a) Meeting of Shareholders. PSB shall cause a meeting of its shareholders to be duly called and held as soon as practicable for the purpose of voting on the approval and adoption of the Plan of Merger. In connection with the call and conduct of and all other matters relating to its shareholders’ meeting or other shareholder approval, PSB shall fully comply with all provisions of applicable federal and state law and regulations and with its Articles of Incorporation and bylaws.

(b) Recommendation of Board of Directors. Subject to its fiduciary obligations, the board of directors of PSB shall recommend to the shareholders of PSB that they vote their shares at the shareholders’ meeting contemplated by Section 4.3(a) above to approve the Plan of Merger.

ARTICLE V. COVENANTS OF BANCORP AND BANK

Bancorp hereby covenants and agrees as follows with PSB:

5.1 Employment.

(a) Contracts. At the Effective Time, the Bank will enter into an Employment Agreement with Roland T. Orr substantially in the form attached hereto as Exhibit A.

(b) Other Employees. After the Effective Time, Bancorp will use its best efforts to retain other employees of PSB. Any such person so retained shall be employed on an “at-will” basis, and nothing in this Agreement shall be deemed to constitute an employment agreement with any such person or to obligate Bancorp or any affiliate of Bancorp to employ any such person for any specific period of time or in any specific position or location or to restrict Bancorp’s right to change the rate of compensation or terminate the employment of any such person at any time and for any reason.

5.2 Employee Benefits.

(a) Generally. Except as otherwise provided herein, or as Previously Disclosed to Bancorp, and to the extent permitted by contribution and deduction limitations of ERISA and the Code with respect to Bancorp’s qualified plans, any employee of PSB who continues employment with Bancorp or the Bank at the Effective Time (a “New Employee”) shall become entitled to receive all employee benefits and to participate in all benefit plans provided by Bancorp or the Bank, as applicable, on the same basis and subject to the same eligibility and vesting requirements, and to the same conditions, restrictions and limitations, as generally are in effect and applicable to other newly hired employees of Bancorp or the Bank. However, each New Employee shall be given credit for his or her full years of service with PSB for purposes of (i) entitlement to vacation and sick leave and for participation in all Bancorp welfare, insurance and other fringe benefit plans, and (ii) eligibility for participation and vesting in the Bancorp 401(k) Plan. Notwithstanding any provision herein to the contrary, neither the Bank nor Bancorp will be required to take any action that could adversely affect the continuing qualification of the Bancorp 401(k) Plan. The Bank will grant to each New Employee a pro rata amount of sick leave and vacation leave, in accordance with the Bank’s standard leave policies, for the period between the Effective Time and the end of the calendar year during which the Effective Time occurs. Each New Employee will be permitted to carry over accrued and unused sick leave and vacation leave earned at PSB but shall thereafter be subject to the Bank’s leave policies.

(b) Health Insurance. Each New Employee shall be entitled to participate in the Bank’s group health insurance plan at a cost equal to the cost, if any, for any Bank employee and such participation shall be without regard to pre-existing condition requirements under the Bank’s group health insurance plan, to the extent any such condition at the Effective Time would have been covered under the health insurance plans of PSB.

(c) Retirement Benefits. Subject to the agreement of the Bank’s group health insurance plan carrier, each employee of PSB who has retired with ten (10) years of service after attaining age 55, but before attaining age 65 or who has retired with at least ten (10) years of service at PSB after attaining age 65 and any employee of PSB after the Effective Time who retires after meeting the aforesaid age and service qualifications will be permitted, at such employee’s own cost and expense, to elect to retain medical, dental care and life insurance as if they were active New Employees. After the Effective Time, Bancorp and the Bank shall, subject to approval of their group health insurance plan carrier, seek to have the foregoing coverage applicable to all New Employees as well as all employees of Bancorp, the Bank and any of its direct or indirect subsidiaries.

5.3 PSB Directors.

(a) Representation on Bank Board. The Bank shall appoint one person mutually agreeable to Bancorp and PSB to serve as a director of the Bank until the next annual meeting of its shareholder, Bancorp, at which directors of the Bank are elected and shall take such actions as shall be required, if any, to increase the number of members of its board of directors as may be necessary to permit such nominee to serve as director. The Bank’s board shall nominate for election and Bancorp shall elect such person at the annual meeting of the Bank’s shareholder such that the nominee of PSB will be able to serve as a director of the Bank for a term of no less than one year after the Effective Time.

(b) Advisory Board. Each member of the board of directors of PSB not also serving as an officer, independent contractor or employee of PSB at the Effective Time shall be appointed to serve on an advisory board of the Bank for Lumberton, North Carolina. Such members shall be compensated $500 per month for a period of two (2) years and shall attend such advisory board meetings as shall be called by the President of the Bank from time to time .

5.4 Indemnification of Directors and Officers.

(a) After the Effective Time, without releasing any insurance carrier and after exhaustion of all applicable director and liability insurance coverage for PSB and its directors and officers, Bancorp shall indemnify, hold harmless and defend the directors and officers of PSB in office at the Effective Time, to the same extent as it indemnifies its own directors and officers, from and against any and all claims, disputes, demands, causes of action, suits, proceedings, losses, damages, liabilities, obligations, costs and expenses of every kind and nature including, without limitation, reasonable attorneys’ fees and legal costs and expenses therewith whether known or unknown and whether now existing or hereafter arising which may be threatened against, incurred, undertaken, received or paid by such persons in connection with or which arise out of or result from or are based upon any action or failure to act by such person in the ordinary scope of his duties as a director or officer of PSB (including service as a fiduciary of any of the PSB Plans (as defined in Section 2.23(a)) through the Effective Time; provided, however, that Bancorp shall not be obligated to indemnify such person for (i) any act not available for statutory or permissible indemnification under North Carolina law, (ii) any penalty, decree, order, finding or other action imposed or taken by any banking regulatory authority, (iii) any violation or alleged violation of federal or state securities laws to the extent that indemnification is prohibited by law, or (iv) any claim of sexual or other unlawful harassment, or any form of employment discrimination prohibited by federal or state law; further, provided, however, that (A) Bancorp or the Bank shall have the right to assume the defense thereof and upon such assumption Bancorp or the Bank shall not be liable to any director or officer of PSB for any legal expenses of other counsel or any other expenses subsequently incurred by such director or officer in connection with the defense thereof, except that if Bancorp or the Bank elects not to assume such defense for such director or officer or reasonably advises such director or officer that there are issues which raise conflicts of interest between Bancorp or the Bank and such director or officer, such director or officer may retain counsel reasonably satisfactory to him, and Bancorp or the Bank shall pay the reasonable fees and expenses of such counsel, (B) neither Bancorp nor the Bank shall be liable for any settlement effected without its prior written consent, and (C) neither Bancorp nor the Bank shall have any obligation hereunder to any director or officer of PSB when and if a court of competent jurisdiction shall determine that indemnification of such director or officer in the manner contemplated hereby is prohibited by applicable law. The indemnification provided herein shall be in addition to any indemnification rights an indemnitee may have by law, pursuant to the charter or bylaws of PSB or pursuant to any PSB Plan for which the indemnitee serves as a fiduciary.

(b) From and after the Effective Time, Bancorp will directly or indirectly cause the persons who served as directors or officers of PSB at the Effective Time to be covered by PSB’s existing directors’ and officers’ liability insurance policy (provided that Bancorp may substitute therefor policies of at least the same coverage in amounts contained and terms and conditions which are not less advantageous than such policy). Such insurance coverage shall commence at the Effective Time and will be provided for a period of no less than three years after the Effective Time.

(c) The indemnification provided by this Section 5.4 is the sole indemnification provided by Bancorp to the directors and officers of PSB for service in such positions up to and through the Effective Time. This Section 5.4 is intended to create personal rights in the directors and officers of PSB, who shall be deemed to be third-party beneficiaries hereof. Notwithstanding any other provision of this Agreement, at the Effective Time, the indemnification rights provided herein shall not be extinguished but shall instead survive for a period of three years after the Effective Time.

5.5 Notice of Certain Changes or Events. Following the execution of this Agreement and up to the Effective Time, Bancorp promptly will notify PSB in writing of and provide to it such information as it shall request regarding (i) any material adverse change in Bancorp’s consolidated financial condition, consolidated results of operations, prospects, business, assets, loan portfolio, investments, properties or operations, or of the actual or prospective occurrence of any condition or event which, with the lapse of time or otherwise, may or could cause, create or result in any such material adverse change, or (ii) the actual or prospective existence or occurrence of any condition or event which, with the lapse of time or otherwise, has caused or may or could cause any statement, representation or warranty of Bancorp herein to be or become inaccurate, misleading or incomplete, or which has resulted or may or could cause, create or result in the breach or violation of any of Bancorp’s covenants or agreements contained herein or in the failure of any of the conditions described in Sections 7.1 or 7.2 below.

5.6 Further Action; Instruments of Transfer. Bancorp shall (i) use its best efforts in good faith to take or cause to be taken all action required of it hereunder as promptly as practicable so as to permit the expeditious consummation of the transactions described herein, (ii) perform all acts and execute and deliver to PSB all documents or instruments required herein or as otherwise shall be reasonably necessary or useful to or requested of Bancorp in consummating such transactions and (iii) cooperate with PSB fully in carrying out, and will pursue diligently the expeditious completion of, such transactions.

ARTICLE VI. MUTUAL AGREEMENTS

6.1 Shareholder Approval.

(a) Preparation and Distribution of Notice of Meeting of Shareholders and Proxy Statement. Bancorp and PSB jointly shall prepare a notice of meeting of shareholders and a statement soliciting proxies for distribution to the shareholders of PSB for the purpose of approving the Plan of Merger (together, the “Proxy Statement”). Such Proxy Statement shall be in such form and shall contain or be accompanied by such information regarding the shareholders’ meeting, this Agreement, the parties hereto, the Merger and other transactions described herein as is required by applicable law and regulations and otherwise as shall be agreed upon by Bancorp and PSB. PSB shall mail of the Proxy Statement to its shareholders prior to the scheduled date of its shareholders’ meeting in accordance with its bylaws and North Carolina law.

(b) Information for Regulatory Applications. Each of Bancorp and PSB shall promptly respond, and use its best efforts to cause its directors, officers, accountants and affiliates to promptly respond, to requests by the other party and its counsel for information for inclusion in the various applications for regulatory approvals. Each of Bancorp and PSB hereby covenants with the other that none of such information provided will contain any untrue statement of a material fact or omit any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading; and, at all times up to and including the Effective Time, none of such information as it may be amended or supplemented, will contain any untrue statement of a material fact or omit any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

6.2 Regulatory Approvals. Within 75 days after the date of this Agreement, each of Bancorp, the Bank and PSB shall prepare and file, or cause to be prepared and filed, all applications for regulatory approvals and actions as may be required of it, by applicable law and regulations with respect to the transactions described herein (including applications to the FDIC, the Commissioner and to any other applicable federal or state banking, securities or other regulatory authority). Each party shall use its best efforts in good faith to obtain all necessary regulatory approvals required for consummation of the transactions described herein. Each party shall cooperate with the other party in the preparation of all applications to regulatory authorities and, upon request, promptly shall furnish all documents, information, financial statements or other material that may be required by any other party to complete any such application; and, before the filing therefor, each party to this Agreement shall have the right to review and comment on the form and content of any such application to be filed by any other party. Should the appearance of any of the officers, directors, employees or counsel of any of the parties hereto be requested by any other party or by any governmental agency at any hearing in connection with any such application, such party shall promptly use its best efforts to arrange for such appearance.

6.3 Access. Following the date of this Agreement and to and including the Effective Time, PSB and Bancorp shall each provide the other party and such other party’s employees, accountants, counsel or other representatives, access to all its books, records, files and other information (whether maintained electronically or otherwise), to all its properties and facilities, and to all its employees, accountants, counsel and consultants as PSB and Bancorp, as the case may be, shall, in its sole discretion, consider to be necessary or appropriate; provided, however, that any investigation or reviews conducted by Bancorp or PSB shall be performed in such a manner as will not interfere unreasonably with the other party’s normal operations or with relationships with its customers or employees, and shall be conducted in accordance with procedures established by the parties having due regard for the foregoing.

6.4 Costs. Subject to the provisions of Section 8.2(b)(iv) below, and whether or not this Agreement shall be terminated or the Merger shall be consummated, each of Bancorp and PSB shall pay its own legal, accounting and financial advisory fees and all its other costs and expenses incurred or to be incurred in connection with the execution and performance of its obligations under this Agreement, or otherwise in connection with this Agreement and the transactions described herein (including, without limitation, all accounting fees, legal fees, filing fees, printing costs, mailing costs, travel expenses, and investment banking fees).

6.5 Announcements. No person other than the parties to this Agreement is authorized to make any public announcements or statements about this Agreement or any of the transactions described herein, and, without the prior review and consent of the others (which consent shall not unreasonably be denied or delayed), no party hereto may make any public announcement, statement or disclosure as to the terms and conditions of this Agreement or the transactions described herein, except for such disclosures as may be required incidental to obtaining the prior approval of any regulatory agency or official for the consummation of the transactions described herein. However, notwithstanding anything contained herein to the contrary, prior review and consent shall not be required if in the good faith opinion of counsel to Bancorp, the Bank or PSB any such disclosure by Bancorp, the Bank or PSB, as the case may be, is required by law or otherwise is prudent.

6.6 Confidentiality. Bancorp, the Bank and PSB each shall treat as confidential and not disclose to any unauthorized person any documents or other information obtained from or learned about any other party during the course of the negotiation of this Agreement and the carrying out of the events and transactions described herein (including any information obtained during the course of any due diligence investigation or review provided for herein or otherwise) and which documents or other information relates in any way to the business, operations, personnel, customers or financial condition of such other party; and that it will not use any such documents or other information for any purpose except for the purposes for which such documents and information were provided to it and in furtherance of the transactions described herein. However, the above obligations of confidentiality shall not prohibit the disclosure of any such document or information by any party to this Agreement to the extent (i) such document or information is then available generally to the public or is already known to the person or entity to whom disclosure is proposed to be made (other than through the previous actions of such party in violation of this Section 6.6), (ii) such document or information was available to the disclosing party on a nonconfidential basis prior to the same being obtained pursuant to this Agreement, (iii) disclosure is required by subpoena or order of a court or regulatory authority of competent jurisdiction, or by the SEC or other regulatory authorities in connection with the transactions described herein, or (iv) to the extent that, in the reasonable opinion of legal counsel to such party, disclosure otherwise is required by law. In the event this Agreement is terminated for any reason, then each of the parties hereto immediately shall return to the other party all copies of any and all documents or other written materials or information (including computer generated and stored data) of or relating to such other party which were obtained during the course of the negotiation of this Agreement and the carrying out of the events and transactions described herein (whether during the course of any due diligence investigation or review provided for herein or otherwise) and which documents or other information relates in any way to the business, operations, personnel, customers or financial condition of such other party. The parties’ obligations of confidentiality under this Section 6.6 shall survive and remain in effect following any termination of this Agreement.

6.7 Environmental Studies. At its option, Bancorp may cause to be conducted, at its expense, Phase I and/or Phase II environmental assessments of the Real Property, the real estate subject to any Real Property Lease, or the Loan Collateral, or any portion thereof, together with such other studies, testing and intrusive sampling and analyses as Bancorp shall deem necessary or desirable (collectively, the “Environmental Survey”); provided, however, that the Environmental Survey, to the extent possible, shall be performed in such a manner as will not interfere unreasonably with PSB’s normal operations, and provided further, however, that PSB shall use its best efforts to obtain any required consents of third parties to permit any Environmental Survey of any Loan Collateral. Bancorp shall attempt in good faith to complete all such Phase I and/or Phase II environmental assessments within 60 days following the date of this Agreement and thereafter to conduct and complete any such additional studies, testing, sampling and analyses as promptly as practicable. Subject to the provisions of Section 8.2(b)(iv) below, the costs of the Environmental Survey shall be paid by Bancorp. If (i) the final results of any Environmental Survey (or any related analytical data) reflect that there likely has been any discharge, disposal, release or emission by any person of any Hazardous Substance on, from or relating to any of the Real Property, real estate subject to a Real Property Lease or Loan Collateral at any time prior to the Effective Time, or that any action has been taken or not taken, or a condition or event likely has occurred or exists, with respect to any of the Real Property, real estate subject to a Real Property Lease or Loan Collateral which constitutes or would constitute a violation of any Environmental Laws, and if, (ii) based on the advice of its legal counsel or other consultants, Bancorp believes that PSB or, following the Merger, Bancorp or the Bank, could become responsible for the remediation of such discharge, disposal, release or emission or for other corrective action with respect to any such violation, or that PSB or, following the Merger, Bancorp or the Bank, could become liable for monetary damages (including without limitation any civil or criminal penalties or assessments) resulting therefrom (or that, in the case of any of the Loan Collateral, PSB or, following the Merger, Bancorp or the Bank, could incur any such liability if it acquired title to such Loan Collateral), and if, (iii) based on the advice of their legal counsel or other consultants, Bancorp reasonably believes the amount of expenses or liability which either of them could incur or for which either of them could become responsible or liable on account of any and all such remediation, corrective action or monetary damages at any time during the next twenty years could equal or exceed an aggregate of $200,000, then Bancorp shall give PSB prompt written notice thereof (together with all information in its possession relating thereto) and, at Bancorp’s sole option and discretion, at any time thereafter and up to the Effective Time, it may terminate this Agreement without further obligation or liability to PSB or its shareholders.

6.8 Certain Modifications. Bancorp and PSB shall consult with each other with respect to PSB’s loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) and PSB shall make such modifications or changes to its policies and practices, if any, prior to the Effective Time, as may be mutually agreed upon. Bancorp and PSB also shall consult with each other with respect to the character, amount and timing of restructuring and Merger-related expense charges to be taken by each of them in connection with the transactions contemplated by this Agreement and shall take such charges in accordance with GAAP as may be mutually agreed upon by them. The representations, warranties and covenants of each of Bancorp and PSB contained in this Agreement shall not be deemed to be inaccurate or breached in any respect as a consequence of any modifications or charges undertaken by reason of this Section 6.8.

6.9 Transition Team. Bancorp and PSB shall create a transition team comprised of staff and representatives of PSB and staff and representatives of Bancorp and the Bank (the

“Transition Team”). The purpose of the Transition Team shall be to provide detailed guidance to Bancorp in fulfilling and consummating the Merger, to maintain open lines of communication between PSB and Bancorp, and to handle customer inquiries regarding the Merger. The Transition Team shall meet as necessary until the Effective Time. Members of the Transition Team shall receive no separate compensation for such service.

ARTICLE VII. CONDITIONS PRECEDENT TO MERGER

7.1 Conditions to all Parties’ Obligations. Notwithstanding any other provision of this Agreement to the contrary, the obligations of each of the parties to this Agreement to consummate the transactions described herein shall be conditioned upon the satisfaction of each of the following conditions precedent on or prior to the Closing Date:

(a) Corporate Action. All corporate action necessary to authorize the execution, delivery and performance of this Agreement and the Plan of Merger in consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken, including, without limitation, the approval of the shareholders of PSB of the Plan of Merger.

(b) Regulatory Approvals. (i) The Merger and other transactions described herein shall have been approved, to the extent required by law, by the FDIC, the Commissioner and by all other governmental or regulatory agencies or authorities having jurisdiction over such transactions, (ii) no governmental or regulatory agency or authority shall have withdrawn its approval of such transactions or imposed any condition on such transactions or conditioned its approval thereof, which condition is reasonably deemed by Bancorp or PSB to be materially disadvantageous or burdensome or to so adversely affect the economic or business benefits of this Agreement to Bancorp or PSB’s shareholders as to render it inadvisable for it to consummate the Merger; (iii) all applicable waiting periods following regulatory approvals shall have expired without objection to the Merger by the FDIC or other applicable regulatory authorities; and (iv) all other consents, approvals and permissions, and the satisfaction of all of the requirements prescribed by law or regulation, necessary to the carrying out of the transactions contemplated herein shall have been procured.

(c) Adverse Proceedings, Injunction, Etc. There shall not be (i) any order, decree or injunction of any court or agency of competent jurisdiction which enjoins or prohibits the Merger or any of the other transactions described herein or any of the parties hereto from consummating any such transaction, (ii) any pending or threatened investigation of the Merger or any of such other transactions by the FDIC, or any actual or threatened litigation under federal antitrust laws relating to the Merger or any other such transaction, (iii) any suit, action or proceeding by any person (including any governmental, administrative or regulatory agency), pending or threatened before any court or governmental agency in which it is sought to restrain or prohibit PSB, Bancorp or the Bank from consummating the Merger or carrying out any of the terms or provisions of this Agreement, or (iv) any other suit, claim, action or proceeding pending or threatened against PSB, Bancorp or the Bank or any of their respective officers or directors which shall reasonably be considered by PSB or Bancorp to be materially burdensome in relation to the proposed Merger or materially adverse in relation to the financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of either such corporation, and which has not been dismissed, terminated or resolved to the satisfaction of all parties hereto within 90 days of the institution or threat thereof.

7.2 Additional Conditions to PSB’s Obligations. Notwithstanding any other provision of this Agreement to the contrary, PSB’s separate obligation to consummate the transactions described herein shall be conditioned upon the satisfaction of each of the following conditions precedent on or prior to the Closing Date:

(a) Compliance with Laws. Bancorp and the Bank shall have complied in all material respects with all federal and state laws and regulations applicable to the transactions described herein, except where the violation of or failure to comply with any such law or regulation would not result in a material adverse change to the consolidated financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of Bancorp and the Bank considered as one enterprise.

(b) Bancorp’s Representations and Warranties and Performance of Agreements; Officers’ Certificate. Unless waived in writing by PSB as provided in Section 10.3 below, (i) each of the representations and warranties of Bancorp and the Bank contained in this Agreement shall have been true and correct as of the date hereof and shall be true and correct on and as of the Effective Time with the same force and effect as though made on and as of such date, except (A) for changes which are not, in the aggregate, material and adverse to the consolidated financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of Bancorp and the Bank considered as one enterprise, and (B) for the effect of any activities or transactions that may have taken place after the date of this Agreement and are expressly contemplated by this Agreement; and (ii) Bancorp shall have performed in all material respects all of its obligations, covenants and agreements hereunder to be performed by it on or before the Closing Date. PSB shall have received a certificate dated as of the Closing Date and executed by the chief executive officer and chief financial officer of Bancorp to the foregoing effect and as to such other matters as may be reasonably requested by PSB.

(c) Legal Opinion of Bancorp’s Counsel. PSB shall have received from Gaeta & Eveson, P.A., Raleigh, North Carolina, counsel for Bancorp, a written opinion dated as of the Closing Date in form and substance customary for transactions of this nature and otherwise reasonably satisfactory to PSB and its counsel.

(d) Other Documents and Information from Bancorp. Bancorp shall have provided to PSB correct and complete copies of its Articles of Incorporation, bylaws and board of directors resolutions approving this Agreement and the Merger (all certified by its Secretary or any Assistant Secretary), together with certificates of the incumbency of its officers and such other closing documents and information as may be reasonably requested by PSB or its counsel.

7.3 Additional Conditions to Bancorp’s Obligations. Notwithstanding any other provision of this Agreement to the contrary, Bancorp’s obligations to consummate the transactions described herein shall be conditioned upon the satisfaction of each of the following conditions precedent on or prior to the Closing Date:

(a) Material Adverse Change. There shall not have occurred any material adverse change in the financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of PSB and there shall not have occurred any event or development and there shall not exist any condition or circumstance which, with the lapse of time or otherwise, may or could cause, create or result in any such material adverse change.

(b) Compliance with Laws. PSB shall have complied in all material respects with all federal and state laws and regulations applicable to the transactions described herein, except where the violation of or failure to comply with any such law or regulation would not have a Material Adverse Effect on the financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of PSB.

(c) PSB’s Representations and Warranties and Performance of Agreements; Officers’ Certificate. Unless waived in writing by Bancorp as provided in Section 10.3 below, (i) each of the representations and warranties of PSB contained in this Agreement shall have been true and correct as of the date hereof and shall be true and correct at and as of the Effective Time with the same force and effect as though made on and as of such date, except (A) for changes which are not, in the aggregate, material and adverse to the financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of PSB, and (B) for the effect of any activities or transactions that may have taken place after the date of this Agreement and are expressly contemplated by this Agreement, and (ii) PSB shall have performed in all material respects all its obligations, covenants and agreements hereunder to be performed by it on or before the Closing Date. Bancorp shall have received a certificate dated as of the Closing Date and executed by the chief executive officer and chief financial officer of PSB to the foregoing effect and as to such other matters as may be reasonably requested by Bancorp.

(d) Legal Opinion of PSB’s Counsel. Bancorp shall have received from McCoy Weaver Wiggins Cleveland Rose Ray PLLC, Fayetteville, North Carolina, counsel to PSB, a written opinion, dated as of the Closing Date in form and substance customary for transactions of this nature and otherwise reasonably satisfactory to Bancorp and its counsel.

(e) Other Documents and Information from PSB. PSB shall have provided to Bancorp correct and complete copies of PSB’s Articles of Incorporation, bylaws and Board and shareholder resolutions (all certified by PSB’s Secretary or any Assistant Secretary), together with certificates of the incumbency of PSB’s officers and such other closing documents and information as may be reasonably requested by Bancorp or its counsel.

(f) Property. PSB shall have obtained all required consents to the assignment to Bancorp or the Bank of its rights and obligations under any personal property lease and any Real Property Lease material to the business of PSB, and such consents shall be in such form and substance as shall be satisfactory to Bancorp; and each of the lessors of PSB shall have confirmed in writing that PSB is not in default under the terms and conditions of any personal property lease or any Real Property Lease.

(g) Employment Agreement. Mr. Roland T. Orr shall have entered into the Employment Agreement described in Section 5.1(a) hereof.

ARTICLE VIII. TERMINATION; BREACH; REMEDIES

8.1 Mutual Termination. At any time prior to the Effective Time (and whether before or after approval hereof by the shareholders of PSB), this Agreement may be terminated by the mutual agreement of Bancorp and PSB. Upon any such mutual termination, all obligations of PSB and Bancorp hereunder shall terminate and each party shall pay costs and expenses as provided in Section 6.4 above.

8.2 Unilateral Termination. This Agreement may be terminated by either Bancorp or PSB (whether before or after approval hereof by PSB’s shareholders) upon written notice to the other parties and under the circumstances described below.

(a) Termination by Bancorp. This Agreement may be terminated by Bancorp by action of its board of directors:

(i) if any of the conditions to the obligations of Bancorp (as set forth in Section 7.1 and 7.3 above) shall not have been satisfied or effectively waived in writing by Bancorp by September 15, 2006 (except to the extent that the failure of such condition to be satisfied has been caused by the failure of Bancorp to satisfy any of its obligations, covenants or agreements contained herein);

(ii) if PSB shall have violated or failed to fully perform any of its obligations, covenants or agreements contained in Article IV or Article VI herein in any material respect;

(iii) if Bancorp determines at any time that any of PSB’s representations or warranties contained in Article II above or in any other certificate or writing delivered pursuant to this Agreement shall have been false or misleading in any material respect when made, or that there has occurred any event or development or that there exists any condition or circumstance which has caused or, with the lapse of time or otherwise, may or could cause any such representations or warranties to become false or misleading in any material respect;

(iv) if PSB’s shareholders do not approve the Plan of Merger;

(v) if the Merger shall not have become effective on or before September 15, 2006 unless such date is extended as evidenced by the written mutual agreement of the parties hereto; provided, however, that in the event there is a delay of not more than 30 days caused by circumstances beyond the control of the parties hereto, the dates set forth in this Section 8.2(a) shall be extended by mutual agreement for up to an additional 60 days; and

(vi) under the circumstances described in Section 6.7 above;

However, before Bancorp may terminate this Agreement for any of the reasons specified above in (i), (ii) or (iii) of this Section 8.2(a), it shall give written notice to PSB as provided herein stating its intent to terminate and a description of the specific breach, default, violation or other condition giving rise to its right to so terminate, and, such termination by Bancorp shall not become effective if, within 30 days following the giving of such notice, PSB shall cure such breach, default or violation or satisfy such condition to the reasonable satisfaction of Bancorp. In the event PSB cannot or does not cure such breach, default or violation or satisfy such condition to the reasonable satisfaction of Bancorp within such 30-day period, Bancorp shall have 30 days to notify PSB of its intention to terminate this Agreement. A failure to so notify PSB will be deemed to be a waiver by Bancorp of the breach, default or violation pursuant to Section 10.3 below.

(b) Termination by PSB. This Agreement may be terminated by PSB by action of its board of directors:

(i) if any of the conditions of the obligations of Bancorp (as set forth in Section 7.1 and 7.2 above) shall not have been satisfied or effectively waived in writing by PSB by September 15, 2006 (except to the extent that the failure of such condition to be satisfied has been caused by the failure of PSB to satisfy any of its obligations, covenants or agreements contained herein);

(ii) if Bancorp shall have violated or failed to fully perform any of its obligations, covenants or agreements contained in Article V or Article VI herein in any material respect;

(iii) if PSB determines that any of Bancorp’ representations and warranties contained in Article III herein or in any other certificate or writing delivered pursuant to this Agreement shall have been false or misleading in any material respect when made, or that there has occurred any event or development or that there exists any condition or circumstance which has caused or, with the lapse of time or otherwise, may or could cause any such representations or warranties to become false or misleading in any material respect;

(iv) if, prior to the Effective Time, a corporation, partnership, person, or other entity or group shall have made a bona fide proposal to acquire all or substantially all of the capital stock of PSB or to merge with PSB (an “Acquisition Transaction”) that the PSB board of directors determines, in its good faith judgment and in the exercise of its fiduciary duties, with respect to legal matters on the written opinion of legal counsel, is more favorable to the PSB shareholders and that the failure to terminate this Agreement and accept such alternative Acquisition Transaction would be inconsistent with the proper exercise of such fiduciary duties; provided, however, that in the event this Agreement is terminated by PSB pursuant to this Section 8.2(b)(iv), PSB shall reimburse Bancorp for its reasonable out-of-pocket expenses relating to the Merger in an amount not to exceed $150,000.

However, before PSB may terminate this Agreement for any of the reasons specified above in clause (i), (ii) or (iii) of this Section 8.2(b), it shall give written notice to Bancorp as provided herein stating its intent to terminate and a description of the specific breach, default, violation or other condition giving rise to its right to so terminate, and, such termination by PSB shall not become effective if, within 30 days following the giving of such notice, Bancorp shall cure such breach, default or violation or satisfy such condition to the reasonable satisfaction of PSB. In the event Bancorp cannot or does not cure such breach, default or violation or satisfy such condition to the reasonable satisfaction of PSB within such 30-day period, PSB shall have 30 days to notify Bancorp of its intention to terminate this Agreement. A failure to so notify Bancorp will be deemed to be a waiver by PSB of the breach, default or violation pursuant to Section 10.3 below.

8.3 Effect of Termination.

(a) In the event that this Agreement is terminated by PSB pursuant to Section 8.2(b)(iv) and within twelve (12) months of such termination, PSB enters into a definitive agreement regarding an Acquisition Transaction or actually consummates an Acquisition Transaction, PSB shall, immediately upon the consummation of such Acquisition Transaction, make a cash payment to Bancorp in the amount of $500,000.

(b) Except as set forth in subsection (a) of this Section 8.3 and Section 8.2(b)(iv), in the event of the termination of this Agreement, this Agreement shall become void and have no effect except that the provisions of Section 10.2 and Section 6.6 of this Agreement shall survive such termination, and neither party hereto shall have any liability to the other party in connection with such termination.

ARTICLE IX. INDEMNIFICATION

9.1 Agreement to Indemnify. In the event this Agreement is terminated for any reason and the Merger is not consummated, then PSB and Bancorp will indemnify each other as provided below.

(a) By PSB. PSB shall indemnify, hold harmless and defend Bancorp from and against any and all claims, disputes, demands, causes of action, suits, proceedings, losses, damages, liabilities, obligations, costs and expenses of every kind and nature that arise from or are related to claims by third parties, including without limitation reasonable attorneys’ fees and legal costs and expenses in connection therewith, whether known or unknown, and whether now existing or hereafter arising, which may be threatened against, incurred, undertaken, received or paid by Bancorp:

(i) in connection with or which arise out of or result from or are based upon (A) PSB’s operations or business transactions or its relationship with any of its employees, or (B) PSB’s intentional or grossly negligent failure to comply with any statute or regulation of any federal, state or local government or agency (or any political subdivision thereof) in connection with the transactions described in this Agreement;

(ii) in connection with or which arise out of or result from or are based upon any fact, condition or circumstance that constitutes an intentional or grossly negligent breach by PSB of, or any intentional or grossly negligent inaccuracy, incompleteness or inadequacy in, any of its representations or warranties under or in connection with this Agreement, or any failure of PSB to perform any of its covenants, agreements or obligations under or in connection with this Agreement;

(iii) in connection with or which arise out of or result from or are based upon any information provided by PSB which is included in the Proxy Statement and which information causes the Proxy Statement at the time of its mailing to PSB’s shareholders to contain any untrue statement of a material fact or to omit any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not false or misleading; and

(iv) in connection with or which arise out of or result from or are based upon the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, emission, discharge, release, threatened release, control, removal, clean-up or remediation on, from or relating to the Real Property by PSB or any other person of any Hazardous Substances, or any action taken or any event or condition occurring or existing with respect to the Real Property which constitutes a violation of any Environmental Laws by PSB or any other person.

(b) By Bancorp. Bancorp shall indemnify, hold harmless and defend PSB from and against any and all claims, disputes, demands, causes of action, suits, proceedings, losses, damages, liabilities, obligations, costs and expenses of every kind and nature that arise from or are related to claims by third parties, including without limitation reasonable attorneys’ fees and legal costs and expenses in connection therewith, whether known or unknown, and whether now existing or hereafter arising, which may be threatened against, incurred, undertaken, received or paid by PSB:

(i) in connection with or which arise out of or result from or are based upon (A) Bancorp’s operations or business transactions or its relationship with any of its employees, or (B) Bancorp’s intentional or grossly negligent failure to comply with any statute or regulation of any federal, state or local government or agency (or any political subdivision thereof) in connection with the transactions described in this Agreement;

(ii) in connection with or which arise out of or result from or are based upon any fact, condition or circumstance that constitutes an intentional or grossly negligent breach by Bancorp of, or any intentional or grossly negligent inaccuracy, incompleteness or inadequacy in, any of its representations or warranties under or in connection with this Agreement, or any failure of Bancorp to perform any of its covenants, agreements or obligations under or in connection with this Agreement; and,

(iii) in connection with or which arise out of or result from or are based upon any information provided by Bancorp which is included in the Proxy Statement and which information causes the Proxy Statement at the time of its mailing to PSB’s shareholders to contain any untrue statement of a material fact or to omit any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not false or misleading.

9.2 Procedure for Claiming Indemnification.

(a) By Bancorp. If any matter subject to indemnification hereunder arises in the form of a claim against Bancorp or its successors and assigns (herein referred to as a “Third Party Claim”), Bancorp promptly shall give notice and details thereof, including copies of all pleadings and pertinent documents, to PSB. Within 15 days of such notice, PSB either (i) shall pay the Third Party Claim either in full or upon agreed compromise or (ii) shall notify Bancorp that PSB disputes the Third Party Claim and intends to defend against it, and thereafter shall so defend and pay any adverse final judgment or award in regard thereto. Such defense shall be controlled by PSB and the cost of such defense shall be borne by PSB except that Bancorp shall have the right to participate in such defense at its own expense and provided that PSB shall have no right in connection with any such defense or the resolution of any such Third Party Claim to impose any cost, restriction, limitation or condition of any kind upon Bancorp or its successors or assigns. Bancorp agrees that it shall cooperate in all reasonable respects in the defense of any such Third Party Claim, including making personnel, books and records relevant to the Third Party Claim available to PSB without charge therefor except for out-of-pocket expenses. If PSB fails to take action within 15 days as hereinabove provided or, having taken such action, thereafter fails diligently to defend and resolve the Third Party Claim, Bancorp shall have the right to pay, compromise or defend the Third Party Claim and to assert the indemnification provisions hereof. Bancorp also shall have the right, exercisable in good faith, to take such action as may be necessary to avoid a default prior to the assumption of the defense of the Third Party Claim by PSB.

(b) By PSB. If any matter subject to indemnification hereunder arises in the form of a claim against PSB or its successors and assigns (herein referred to as a “Third Party Claim”), PSB promptly shall give notice and details thereof, including copies of all pleadings and pertinent documents, to Bancorp. Within 15 days of such notice, Bancorp either (i) shall pay the Third Party Claim either in full or upon agreed compromise or (ii) shall notify PSB that Bancorp disputes the Third Party Claim and intends to defend against it, and thereafter shall so defend and pay any adverse final judgment or award in regard thereto. Such defense shall be controlled by Bancorp and the cost of such defense shall be borne by Bancorp except that PSB shall have the right to participate in such defense at its own expense and provided that Bancorp shall have no right in connection with any such defense or the resolution of any such Third Party Claim to impose any cost, restriction, limitation or condition of any kind upon PSB or its successors and assigns. PSB agrees that it shall cooperate in all reasonable respects in the defense of any such Third Party Claim, including making personnel, books and records relevant to the Third Party Claim available to Bancorp without charge therefor except for out-of-pocket expenses. If Bancorp fails to take action within 15 days as hereinabove provided or, having taken such action, thereafter fails diligently to defend and resolve the Third Party Claim, PSB shall have the right to pay, compromise or defend the Third Party Claim and to assert the indemnification provisions hereof. PSB also shall have the right, exercisable in good faith, to take such action as may be necessary to avoid a default prior to the assumption of the defense of the Third Party Claim by Bancorp.

ARTICLE X. MISCELLANEOUS PROVISIONS

10.1 Reservation of Right to Revise Structure. Notwithstanding any provision herein to the contrary, Bancorp shall have the unilateral right to revise the structure of the Merger for any reason Bancorp may deem advisable; provided, however, that no such change will (i) alter or change the amount or kind of consideration to be received by the shareholders of PSB in the Merger or (ii) adversely affect the tax treatment to the shareholders of PSB as a result of receiving such consideration. In the event of such election by Bancorp, the parties hereto shall execute one or more appropriate amendments to this Agreement.

10.2 Survival of Representations, Warranties, Indemnification and Other Agreements.

(a) Representations, Warranties and Other Agreements. None of the representations, warranties or agreements herein shall survive the effectiveness of the Merger, and no party shall have any right after the Effective Time to recover damages or any other relief from any other party to this Agreement by reason of any breach of representation or warranty, any nonfulfillment or nonperformance of any agreement contained herein, or otherwise; provided, however, that the parties’ agreements contained in Section 6.6 above, and Bancorp’s covenants contained in Sections 5.1 through 5.4 above shall survive the effectiveness of the Merger.

(b) Indemnification. The parties’ indemnification agreements and obligations pursuant to Section 9.1 above shall become effective only in the event this Agreement is terminated, and neither of the parties shall have any obligations under Section 9.1 in the event of or following consummation of the Merger.

10.3 Waiver. Any term or condition of this Agreement may be waived (except as to matters of regulatory approvals and approvals required by law), either in whole or in part, at any time by the party which is, and whose shareholders are, entitled to the benefits thereof, provided, however, that any such waiver shall be effective only upon a determination by the waiving party (through action of its board of directors) that such waiver would not adversely affect the interests of the waiving party or its shareholders; and, provided further, that no waiver of any term or condition of this Agreement by any party shall be effective unless such waiver is in writing and signed by the waiving party or as provided in Sections 8.2(a) and 8.2(b) above, or be construed to be a waiver of any succeeding breach of the same term or condition. No failure or delay of any party to exercise any power, or to insist upon a strict compliance by any other party of any obligation, and no custom or practice at variance with any terms hereof, shall constitute a waiver of the right of any party to demand full and complete compliance with such terms.

10.4 Amendment. This Agreement may be amended, modified or supplemented at any time or from time to time prior to the Effective Time, and either before or after its approval by the shareholders of PSB, by an agreement in writing approved by a majority of the Boards of Directors of Bancorp and PSB executed in the same manner as this Agreement; provided however, that the provisions of this Agreement relating to the manner or basis in which shares of PSB Stock are converted into cash shall not be amended after the approval of this Agreement and Plan of Merger by the shareholders of PSB without the requisite approval of such shareholders of such amendment.

10.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or by courier, or mailed by certified mail, return receipt requested, postage prepaid, and addressed as follows:

(a) If to PSB, to:

Attn: Mr. Roland T. Orr

Progressive State Bank

308 North Chestnut Street

Lumberton, North Carolina 28358

With copy to:

Alfred E. Cleveland, Esq.

McCoy Weaver Wiggins Cleveland Rose Ray PLLC

202 Fairway Drive

Fayetteville, NC 28305

(b) If to Bancorp, to:

Attention: Mr. John Q. Shaw, Jr.

New Century Bancorp, Inc.

700 W. Cumberland St.

Dunn, North Carolina 28334

With copy to:

Anthony Gaeta, Jr., Esq.

Gaeta & Eveson, P.A.

8305 Falls of Neuse Road, Suite 203

Raleigh, North Carolina 27615

10.6 Further Assurance. PSB and Bancorp shall each furnish to the other such further assurances with respect to the matters contemplated herein and their respective agreements, covenants, representations and warranties contained herein, including the opinion of legal counsel, as such other party may reasonably request.

10.7 Headings and Captions. Headings and captions of the sections and Sections of this Agreement have been inserted for convenience of reference only and do not constitute a part hereof.

10.8 Entire Agreement. This Agreement (including all schedules and exhibits attached hereto and all documents incorporated herein by reference) contains the entire agreement of the parties with respect to the transactions described herein and supersedes any and all other oral or written agreement(s) heretofore made, and there are no representations or inducements by or to, or any agreements between, any of the parties hereto other than those contained herein in writing.

10.9 Severability of Provisions. The invalidity or unenforceability of any term, phrase, clause, Section, restriction, covenant, agreement or other provision hereof shall in no way affect the validity or enforceability of any other provision or part hereof.

10.10 Assignment. This Agreement may not be assigned by either party hereto except with the prior written consent of the other party hereto.

10.11 Counterparts. Any number of counterparts of this Agreement may be signed and delivered, each of which shall be considered an original and all of which together shall constitute one agreement.

10.12 Governing Law. This Agreement is made in and shall be construed and enforced in accordance with the laws of North Carolina.

10.13 Inspection. Any right of Bancorp or PSB hereunder to investigate or inspect the assets, books, records, files and other information of the other in no way shall establish any presumption that Bancorp or PSB should have conducted any investigation or that such right has been exercised by Bancorp or PSB or their agents, representatives or others. Any investigations or inspections that have been made by Bancorp or PSB or their agents, representatives or others prior to the Closing Date shall not be deemed in any way in derogation or limitation of the covenants, representations and warranties made by or on behalf of PSB or Bancorp in this Agreement.

IN WITNESS WHEREOF, PSB and Bancorp each has caused this Agreement to be executed in its name by its duly authorized officers and its corporate seal to be affixed hereto as of the date first above written.

PROGRESSIVE STATE BANK

	By	/s/ Roland T. Orr
Roland T. Orr
President and Chief Executive Officer
ATTEST:

/s/ Thomas A. Jernigan
Assistant Secretary

NEW CENTURY BANCORP, INC.

	By	/s/ John Q. Shaw, Jr.
John Q. Shaw, Jr.
President and Chief Executive Officer

ATTEST:

/s/ Brenda B. Bonner
Secretary

NEW CENTURY BANK SOUTH

	By	/s/ William L. Hedgepeth
William L. Hedgepeth
President and Chief Executive Officer

ATTEST:

/s/ Donna M. Warren
Secretary

SCHEDULES AND EXHIBITS TO

AGREEMENT AND PLAN OF MERGER

SCHEDULE	DESCRIPTION
A	Plan of Merger

EXHIBIT	DESCRIPTION
A	Employment Agreement with Roland T. Orr

SCHEDULE A

PLAN OF MERGER

By and Between

NEW CENTURY BANK SOUTH

and

PROGRESSIVE STATE BANK

1.01. Names of the Merging Corporations. The names of the banking corporations proposed to be merged are New Century Bank South (“New Century”) and Progressive State Bank (“PSB”).

1.02. Nature of Transaction; Plan of Merger. Subject to the provisions of this Plan of Merger, at the “Effective Time” specified in the Articles of Merger filed with the North Carolina Secretary of State, PSB will be merged into and with New Century pursuant to Section 53-12 of the North Carolina General Statutes (the “Merger”).

1.03. Effect of Merger. At the Effective Time, and by reason of the Merger, the separate corporate existence of PSB shall cease while the corporate existence of New Century, as the surviving corporation in the Merger, shall continue with all of its purposes, objects, rights, privileges, powers and franchises, all of which shall be unaffected and unimpaired by the Merger.

1.04 Surviving Corporation. Following the Merger, New Century shall continue to operate as a North Carolina banking corporation and will conduct its business at the then legally established branch and main offices of New Century and PSB. The duration of the corporate existence of New Century, as the surviving corporation in the Merger, shall be perpetual and unlimited.

1.05. Terms and Conditions of the Merger. The Merger shall be effected pursuant to the terms and conditions of this Plan of Merger and of the Agreement and Plan of Merger, dated as of February     , 2006, by and among PSB, New Century and New Century’s sole shareholder, New Century Bancorp, Inc. (the “Agreement”).

1.06 Assets and Liabilities of PSB. At the Effective Time, and by reason of the Merger, and in accordance with applicable law, all property, assets and rights of every kind and character of PSB (including without limitation all real, personal or mixed property, all debts due on whatever account, all other choses in action and every other interest of or belonging to or due to PSB, whether tangible or intangible) shall be transferred to and vest in New Century, and New Century shall succeed to all the rights, privileges, immunities, powers, purposes and franchises of a public or private nature of PSB (including all trust and other fiduciary properties, powers and rights), all without any conveyance, assignment or further act or deed; and, New Century shall become responsible for all other liabilities, duties and obligations of every kind, nature and description of PSB (including duties as trustee or fiduciary) as of the Effective Time.

1.07. Articles of Incorporation, Bylaws and Management. The Articles of Incorporation and Bylaws of New Century in effect at the Effective Time shall be the Articles of Incorporation and Bylaws of New Century as the surviving corporation in the Merger.

1.08. Conversion of Shares and Merger Consideration.

(a) New Century Stock. Each share of common stock of New Century, par value $5.00 per share, issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding and shall not be affected by the Merger.

(b) PSB Stock. Except as otherwise provided herein, at the Effective Time, all rights of PSB’s shareholders with respect to all then outstanding shares of the common stock of PSB, $1.00 par value per share (“PSB Stock”), shall cease to exist, and the holders of shares of PSB Stock shall cease to be and shall have no further rights as shareholders of PSB. At the Effective Time, each such outstanding share of PSB Stock (except for shares held, other than in a fiduciary capacity or as a result of debts previously contracted, by PSB, New Century or New Century Bancorp, Inc., which shall be canceled in the Merger, and for Dissenting Shares (as defined in Section 1.7 of the Agreement) shall be converted, without any action on the part of the holder of such shares, into the right to receive the Per Share Cash Consideration (as defined in Article 1.08(d) below) in accordance with this Article 1.08. Following the Effective Time, certificates representing shares of PSB Stock outstanding at the Effective Time shall evidence only the right to receive the Per Share Cash Consideration. No share of PSB Stock, other than Dissenting Shares (as defined in Section 1.7 of the Agreement), shall be deemed to be outstanding or have any rights other than those set forth in this Article 1.08 after the Effective Time.

(c) PSB Options. At the Effective Time, each unexpired and unexercised outstanding option, whether or not then vested or exercisable in accordance with its terms, to purchase shares of PSB Stock (the “PSB Options”) previously granted by PSB pursuant to stock option agreements (the “PSB Option Agreements”) shall be cancelled and converted, without any action on the part of the holder of such PSB Option, into the right to receive via certified check from Bancorp within 10 days following the Effective Time the Per Share Cash Consideration (as defined in Article 1.08(d) below) minus the exercise price per share for each PSB Option held as evidenced in the PSB Option Agreement governing such PSB Option. Following the Effective Time, PSB Option Agreements representing PSB Options shall evidence only the right to receive the Per Share Cash Consideration minus the exercise price per share of the PSB Options. No PSB Option shall be deemed to be outstanding or have any rights other than those set forth in this Article 1.08 after the Effective Time.

(d) Per Share Cash Consideration. For purposes of this Plan of Merger, the “Per Share Cash Consideration” shall be $21.30.

1.09 Closing; Effective Time. The closing of the Merger and other transactions contemplated by the agreement between New Century Bancorp, Inc., New Century and PSB shall take place at the offices of New Century Bancorp, Inc. in Dunn, North Carolina, or at such other place as New Century shall designate, on a date mutually agreeable to New Century and PSB (the “Closing Date”) after the expiration of any and all required waiting periods following the effective date of required approvals of the Merger by governmental or regulatory authorities (but in no event more that sixty (90) days following the expiration of all such required waiting periods).

EXHIBIT A

STATE OF NORTH CAROLINA

COUNTY OF CUMBERLAND

EMPLOYMENT AGREEMENT

THIS AGREEMENT entered into as of             , 2006 by and between NEW CENTURY BANK SOUTH (hereinafter referred to as the “Bank”) and ROLAND T. ORR (hereinafter referred to as “Orr”).

W I T N E S S E T H:

WHEREAS, the expertise and experience of Orr and his relationships and reputation in the financial institutions industry are extremely valuable to the Bank; and

WHEREAS, it is in the best interests of the Bank to maintain an experienced and sound executive management team to manage the Bank and to further the Bank’s overall strategies to protect and enhance the value of the investments of the shareholders of its parent company, New Century Bancorp, Inc.; and

WHEREAS, the Bank and Orr desire to enter into this Agreement to establish the scope, terms and conditions of Orr’s employment by the Bank.

NOW, THEREFORE, for and in consideration of the premises and mutual promises, covenants and conditions hereinafter set forth, and other good and valuable considerations, the receipt and sufficiency of which hereby are acknowledged, the Bank and Orr hereby agree as follows:

1. Employment. The Bank hereby agrees to employ Orr, and Orr hereby agrees to serve as an officer of the Bank, all upon the terms and conditions stated herein. As an officer of the Bank, Orr will (i) serve as Executive Vice President of the Bank, and (ii) have such other duties and responsibilities, and render to the Bank such other management services, as are customary for persons in Orr’s position with the Bank or as shall otherwise be reasonably assigned to him from time to time by the Bank. Orr shall faithfully and diligently discharge his duties and responsibilities under this Agreement and shall use his best efforts to implement the policies established by the Bank. Orr hereby agrees to devote such number of hours of his working time and endeavors to the employment granted hereunder as Orr and the Bank shall deem to be necessary to discharge his duties hereunder, and, for so long as employment hereunder shall exist, Orr shall not engage in any other occupation which requires a significant amount of Orr’s personal attention during the Bank’s regular business hours or which otherwise interferes with Orr’s attention to or performance of his duties and responsibilities as an officer of the Bank hereunder except with the prior written consent of the Bank. However, nothing herein contained shall restrict or prevent Orr from personally, and for Orr’s own account, trading in stocks, bonds, securities, real estate or other forms of investment for Orr’s own benefit so long as said activities do not interfere with Orr’s attention to or performance of his duties and responsibilities as an officer of the Bank hereunder.

During the term of this Agreement, Orr shall be allowed, in his sole discretion, to maintain his primary work location in either Lumberton or Fayetteville, North Carolina.

2. Compensation. For all services rendered by Orr to the Bank under this Agreement, the Bank shall pay Orr a base salary at a rate of $150,000.00 per annum. Salary paid under this Agreement shall be payable in cash not less frequently than monthly. All compensation hereunder shall be subject to customary withholding taxes and such other employment taxes as are required by law.

3. Participation in Retirement and Employee Benefit Plans; Fringe Benefits. Subject to the terms and conditions of this Agreement, Orr shall be entitled to participate in any and all employee benefit programs and compensation plans from time to time maintained by the Bank and available to all employees of the Bank, all in accordance with the terms and conditions (including eligibility requirements) of such programs and plans of the Bank, resolutions of the Bank’s Board of Directors establishing such programs and plans, and the Bank’s normal practices and established policies regarding such programs and plans.

In addition to the other compensation and benefits described in this Agreement, the Bank shall:

(i) Assume payment of Orr’s dues for the Pine Crest Country Club provided that Orr shall be responsible for all personal expenses for use of such club;

(ii) Reimburse Orr for all reasonable expenses incurred by him in the performance of his duties under this Agreement and documented to the reasonable satisfaction of the Bank pursuant to established policies;

(iii) Provide to Orr an automobile mutually acceptable to the Bank and Orr for his use while performing the Bank’s business. The Bank shall pay all taxes and insurance for said vehicle and shall pay all operating expenses for the use of same during use for and about the Bank’s business. Orr shall pay operating costs for said vehicle while same is being used for personal and family purposes;

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(iv) Permit Orr to participate in all savings, pension and retirement plans (including supplemental retirement plans), practices, policies and programs applicable generally to all employees of the Bank. Without limiting the foregoing, such plans shall include the Bank’s 401(k) Savings Plan;

4. Term. Unless sooner terminated as provided in this Agreement and subject to the right of either Orr or the Bank to terminate Orr’s employment at any time as provided herein, the term of this Agreement and Orr’s employment with the Bank hereunder shall be for a period commencing on the date hereof and continuing for a period of six (6) months.

5. Confidentiality. Orr hereby acknowledges and agrees that (i) in the course of his service as an officer of the Bank, he will gain substantial knowledge of and familiarity with the Bank’s customers and its dealings with them, and other information concerning the Bank’s business, all of which constitutes valuable assets and privileged information that is particularly sensitive due to the fiduciary responsibilities inherent in the banking business. In consideration of the Bank’s agreements contained herein, Orr covenants and agrees that any and all data, figures, projections, estimates, lists, files, records, documents, manuals or other such materials or information (financial or otherwise) relating to the Bank and its banking business, regulatory examinations, financial results and condition, lending and deposit operations, customers (including lists of the Bank’s customers and information regarding their accounts and business dealings with the Bank), policies and procedures, computer systems and software, shareholders, employees, officers and directors (herein referred to as “Confidential Information”) are proprietary to the Bank and are valuable, special and unique assets of the Bank’s business to which Orr will have access during his employment with the Bank. Orr agrees that (i) all such Confidential Information shall be considered and kept as the confidential, private and privileged records and information of the Bank, and (ii) at all times during the term of his employment with the Bank and except as shall be required in the course of the performance by Orr of his duties on behalf of the Bank or otherwise pursuant to the direct, written authorization of the Bank, Orr will not: divulge any such Confidential Information to any other Person or Financial Institution; remove any such Confidential Information in written or other recorded

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form from the Bank’s premises; or make any use of any Confidential Information for his own purposes or for the benefit of any Person or Financial Institution other than the Bank. However, following the termination of Orr’s employment with the Bank, this paragraph shall not apply to any Confidential Information which then is in the public domain (provided that Orr was not responsible, directly or indirectly, for permitting such Confidential Information to enter the public domain without the Bank’s consent), or which is obtained by Orr from a third party which or who is not obligated under an agreement of confidentiality with respect to such information.

(a) Remedies for Breach. Orr understands and agrees that a breach or violation by him of the covenants contained in Paragraph 5 of this Agreement will be deemed a material breach of this Agreement and will cause irreparable injury to the Bank, and that it would be difficult to ascertain the amount of monetary damages that would result from any such violation. In the event of Orr’s actual or threatened breach or violation of the covenants contained in Paragraph 5, the Bank shall be entitled to bring a civil action seeking an injunction restraining Orr from violating or continuing to violate those covenants or from any threatened violation thereof, or for any other legal or equitable relief relating to the breach or violation of such covenant. Orr agrees that, if the Bank institutes any action or proceeding against Orr seeking to enforce any of such covenants or to recover other relief relating to an actual or threatened breach or violation of any of such covenants, Orr shall be deemed to have waived the claim or defense that the Bank has an adequate remedy at law and shall not urge in any such action or proceeding the claim or defense that such a remedy at law exists. However, the exercise by the Bank of any such right, remedy, power or privilege shall not preclude the Bank or its successors or assigns from pursuing any other remedy or exercising any other right, power or privilege available to it for any such breach or violation, whether at law or in equity, including the recovery of damages, all of which shall be cumulative and in addition to all other rights, remedies, powers or privileges of the Bank.

Notwithstanding anything contained herein to the contrary, Orr agrees that the provisions of this Paragraph 5 and the remedies provided herein for a breach by Orr shall be in addition to, and shall not be deemed to supersede or to otherwise restrict, limit or impair the rights of the Bank under the Trade Secrets Protection Act contained in Article 24, Chapter 66 of the North Carolina General Statutes, or any other state or federal law or regulation dealing with or providing a remedy for the wrongful disclosure, misuse or misappropriation of trade secrets or other proprietary or confidential information.

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(b) Survival of Covenants. Orr’s covenants and agreements and the Bank’s rights and remedies provided for in this Paragraph 5 shall survive any termination of this Agreement or Orr’s employment with the Bank.

6. Termination and Termination Pay.

(a) Orr’s employment under this Agreement may be terminated at any time by Orr upon sixty (60) days written notice to the Bank. Upon such termination, Orr shall be entitled to receive compensation through the effective date of such termination; provided, however, that the Bank, in its sole discretion, may elect for Orr not to serve out part or all of said notice period.

(b) Orr’s employment under this Agreement shall be terminated upon the death of Orr during the term of this Agreement. Upon any such termination, Orr estate shall be entitled to receive any compensation due to Orr computed through the last day of the calendar month in which his death shall have occurred but which remains unpaid.

(c) In the event Orr becomes disabled during the term of his employment hereunder and it is determined by the Bank that Orr is permanently unable to perform his duties under this Agreement, the Bank shall continue to compensate Orr at the level of compensation described in Paragraph 2 above, and shall continue to provide Orr each of the other benefits set forth or described in this Agreement, for the remaining term of this Agreement, less any other payments provided under any disability income plan of the Bank which is applicable to Orr. In the event of any disagreement between Orr and the Bank as to whether Orr is physically or mentally incapacitated such as will result in the termination of Orr’s employment pursuant to this Paragraph 6(c), the question of such incapacity shall be submitted to an impartial and reputable physician for determination, selected by mutual agreement of Orr and the Bank or, failing such agreement, by two (2) physicians (one (1) of whom shall be selected by the Bank and the other by Orr), and such determination of the question of such incapacity by such physician or physicians shall be final and binding on Orr and the Bank. The Bank shall pay the reasonable fees and expenses of such physician or physicians in making any determination required under this Paragraph 6 (c).

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(d) The Bank may terminate Orr’s employment at any time for any reason with or without “Cause” (as defined below), but any termination by the Bank other than termination for “Cause”, (as defined below) shall not prejudice Orr’s right to compensation or other benefits under this Agreement for its remaining term. Following any termination of Orr’s employment by the Bank for “Cause”, Orr shall have no further rights under this Agreement (including any right to receive compensation or other benefits for any period after such termination).

For purposes of this Paragraph 6 (d), the Bank shall have “Cause” to terminate Orr’s employment upon:

(i) A determination by the Bank, in good faith, that Orr (A) has breached in any material respect any of the terms or conditions of this Agreement, or (B) is engaging or has engaged in willful misconduct or conduct which is detrimental to the business prospects of the Bank or which has had or likely will have a material adverse effect on the Bank’s business or reputation. Prior to any termination by the Bank of Orr’s employment for a breach, failure to perform or conduct described in this subparagraph (i), the Bank shall give Orr written notice which describes such breach, failure to perform or conduct and if during a period of five business (5) days following such notice Orr cures or corrects the same to the reasonable satisfaction of the Bank, then this Agreement shall remain in full force and effect. However, notwithstanding the above, if the Bank has given written notice to Orr on a previous occasion of the same or a substantially similar breach, failure to perform or conduct, or of a breach, failure to perform or conduct which the Bank determines in good faith to be of substantially similar import, or if the Bank determines in good faith that the then current breach, failure to perform or conduct is not reasonably curable, then termination under this subparagraph (i) shall be effective immediately and Orr shall have no right to cure such breach, failure to perform or conduct.

(ii) The violation by Orr of any applicable federal or state law, or any applicable rule, regulation, order or statement of policy promulgated by any governmental agency or authority having jurisdiction over the Bank or any of its affiliates or subsidiaries (a “Regulatory Authority”, including without limitation the Federal Deposit Insurance Corporation, the North Carolina Commissioner of Banks or any other banking regulator having legal jurisdiction over the Bank), which results from Orr’s gross negligence, willful misconduct or intentional disregard of such law, rule, regulation, order or policy statement and results in any substantial damage, monetary or otherwise, to the Bank or any of its affiliates or subsidiaries or to the Bank’s reputation;

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(iii) The commission in the course of Orr’s employment with the Bank of an act of fraud, embezzlement, theft or proven personal dishonesty (whether or not resulting in criminal prosecution or conviction);

(iv) The conviction of Orr of any felony or any criminal offense involving dishonesty or breach of trust, or the occurrence of any event described in Section 19 of the Federal Deposit Insurance Act or any other event or circumstance which disqualifies Orr from serving as an employee or executive officer of, or a party affiliated with, the Bank or its bank holding company;

(v) Orr becomes unacceptable to, or is removed, suspended or prohibited from participating in the conduct of the Bank’s affairs (or if proceedings for that purpose are commenced) by any Regulatory Authority; and,

(vi) The occurrence of any event believed by the Bank, in good faith, to have resulted in Orr being excluded from coverage, or having coverage limited as to Orr as compared to other covered officers or employees, under the Bank’s then current “blanket bond” or other fidelity bond or insurance policy covering its directors, officers or employees.

7. Additional Regulatory Requirements. Notwithstanding anything contained in this Agreement to the contrary, it is understood and agreed that the Bank (or its successors in interest) shall not be required to make any payment or take any action under this Agreement if (a) the Bank is declared by any Regulatory Authority to be insolvent, in default or operating in an unsafe or unsound manner, or if (b) in the opinion of counsel to the Bank such payment or action (i) would be prohibited by or would violate any provision of state or federal law applicable to the Bank, including without limitation the Federal Deposit Insurance Act and Chapter 53 of the North Carolina General Statutes as now in effect or hereafter amended, (ii) would be prohibited by or would violate any applicable rules, regulations, orders or statements of policy, whether now existing or hereafter promulgated, of any Regulatory Authority, or (iii) otherwise would be prohibited by any Regulatory Authority.

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8. Successors and Assigns.

(a) This Agreement shall inure to the benefit of and he binding upon any corporate or other successor of the Bank which shall acquire, directly or indirectly, by conversion, merger, consolidation, purchase or otherwise, all or substantially all of the assets of the Bank.

(b) The Bank is contracting for the unique and personal skills of Orr. Therefore, Orr shall be precluded from assigning or delegating his rights or duties hereunder without first obtaining the written consent of the Bank.

9. Modification; Waiver; Amendments. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the parties hereto. No waiver by either party hereto, at any time, of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties, except as herein otherwise provided.

10. Applicable Law. This Agreement shall be governed in all respects whether as to validity, construction, capacity, performance or otherwise, by the laws of North Carolina, except to the extent that federal law shall be deemed to apply.

11.	Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

12.	Previous Agreements. Orr and the Bank acknowledge and agree that Orr was a party to a certain employment agreement by and between Orr and Progressive State Bank, Lumberton, North Carolina (“Progressive”) dated February 15, 2005 (the “Progressive Agreement”) and that as of the date of this Agreement Progressive has been merged with and into the Bank with the Bank as the surviving financial institution. Orr and the Bank further acknowledge that pursuant to the provisions of Paragraph 2 of the Progressive Agreement, upon the payment to Orr of the sum of 2.95 times Orr’s annual salary as of the date hereof under the Progressive Agreement,

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the Progressive Agreement is terminated, null, void and of no further effect; provided, however, that both Orr and the Bank acknowledge and agree that such termination and nullification of the Progressive Agreement shall not affect Orr’s right to receive the benefits of the Bank Owned Life Insurance and rights under the Supplemental Employment Retirement Plan created by Progressive in favor of Orr.

IN WITNESS WHEREOF, the parties have executed this Agreement under seal and in such form as to be binding as of the day and year first hereinabove written.

NEW CENTURY BANK SOUTH

By:
William L. Hedgepeth, President and CEO

ATTEST:

, Secretary

Roland T. Orr

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